Exhibit 10.15

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”) is made as of January 1, 2007, (the “Effective Date”) by and between Expedia, Inc., a Washington corporation, located at 3150 139th Avenue SE, Bellevue, WA 98005 (“Expedia”), and TRX, Inc., a Georgia corporation, located at 6 West Druid Hills Drive, Atlanta, GA 30329 (“TRX”).

RECITALS

WHEREAS, Expedia is one of the world’s leading travel services companies, with a portfolio of travel brands that currently includes Expedia.com, Hotels.com, Hotwire, Expedia Corporate Travel, TripAdvisor, Classic Vacations and websites in the United States, Canada, the United Kingdom, Germany, France, Italy, the Netherlands, Australia and China;

WHEREAS, TRX is a leading, independent provider of transaction processing and data integration services to the global travel industry;

WHEREAS, TRX desires to provide to Expedia, and Expedia desires to obtain from TRX, the services described in this Agreement on the terms and conditions set forth in this Agreement.

WHEREAS, Expedia desires to consolidate the various agreements it has in place with TRX and its Affiliates and desires to have one global agreement;

WHEREAS, TRX agrees to enter into a single global agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the agreements set forth below, Expedia and TRX agree as follows:

ARTICLE 1. DEFINITIONS

All capitalized terms, where not otherwise defined herein, will have the meanings set forth in the attached Exhibit A (Definitions).

ARTICLE 2. TERM AND RENEWAL

2.1 Term. The term of this Agreement will commence on the Effective Date and will continue to be valid and binding between the Parties until the earlier of; (a) December 31, 2010 (the “Initial Term”), or (b) the termination of this Agreement as set forth in Article 11.

2.2 Renewal. Thereafter, this Agreement will renew automatically for additional one (1) year periods (each a “Renewal Term”, and collectively with the Initial Term, the “Term”) unless (a) TRX gives at least twelve (12) months prior written notice of its intent to not renew the Agreement prior to the expiration of the Initial Term or the then-current Renewal Term, as the case may be; or (b) Expedia gives at least twelve (12) months prior written notice of its intent to not renew the Agreement prior to the expiration of the Initial Term or the then-current Renewal Term, as the case may be.

ARTICLE 3. SERVICES

3.1 Services. TRX will perform the services (collectively, the “Services”) as set forth in Exhibit B (Common Services) or in any services schedule or other statement of work referencing this Agreement executed by

TRX and Expedia or the applicable Expedia Affiliate (a “Statement of Work”). By executing a Statement of Work referencing this Agreement, TRX and an Expedia Affiliate will make that Statement of Work subject to the terms of this Agreement, and such Expedia Affiliate will be entitled to the rights and obligations of “Expedia” set forth herein with respect to all Services under that Statement of Work. TRX will look solely to Expedia for performance of its respective obligations under this Agreement and any Statements of Work executed by Expedia, and TRX will look solely to the applicable Expedia Affiliate for performance of its respective obligations under this Agreement and any Statement of Work executed by that Expedia Affiliate. In the event that such Expedia Affiliate fails to perform its obligations hereunder and TRX has used reasonable efforts to resolve such issue with the applicable Expedia Affiliate, TRX shall give both Expedia and the applicable Expedia Affiliate at least fifteen (15) business days written notice of TRX’s intent to pursue remedies with respect to Expedia if such performance issue is not resolved by the Expedia Affiliate within such fifteen-day period. In the event such issue is not resolved during such time, TRX may pursue any available remedies directly against Expedia, who shall at all times remain liable for the performance of its Affiliates hereunder.

3.2 Statements of Work. Each Statement of Work will (a) be subject to the terms of, and become part of, this Agreement, (b) describe the Services covered by the Statement of Work; and (c) to the extent not already addressed in this Agreement, contain provisions governing the terms for performance of the relevant Services including payment provisions, applicable Service Levels and performance requirements, and other provisions that are specific to such Statement of Work. TRX will perform the Services in accordance with this Agreement and the specifications and schedule set forth in the applicable Statement of Work. If the Parties do not agree upon a schedule or milestones for the performance of certain Services, then TRX will perform such Services with due diligence under the circumstances.

3.3 Performance of Services. TRX will schedule and perform all of the Services and perform any necessary upgrades to TRX’s network or infrastructure that have the possibility of adversely impacting Expedia’s business or technical operations in a manner that will not interrupt, degrade or otherwise adversely impact those operations, unless otherwise expressly agreed in writing by Expedia. TRX will give written notice to the Expedia Contact prior to making any significant change to its network or infrastructure and will keep the Expedia Contact apprised with regular status reports on the progress of such changes. If TRX’s changes to its network or infrastructure have the potential to adversely impact Expedia’s business or technical operations or the performance of the Services, TRX will use reasonable efforts to accommodate Expedia’s reasonable request to postpone or reschedule such changes, and/or Expedia will have the opportunity to amend any applicable Statement of Work in order to mitigate such interruption, degradation or adverse impact as mutually agreed upon by Expedia and TRX. The Parties agree that time is of the essence for TRX’s performance hereunder and notwithstanding anything to the contrary in this Agreement, the remedies set forth in Exhibit B (Services), Section 11.3, and/or as may be set forth in any Statement of Work for TRX’s non-compliance with applicable Service Levels shall be Expedia’s sole remedy for failure to meet such Service Levels. TRX will promptly notify Expedia of any delay or anticipated delay in the performance of the Services, the reasons for the delay and the actions being taken by TRX to overcome or mitigate the delay.

3.4 Change Order Process. Expedia may from time to time request changes to the Services (including, but not limited to, addition or deletion of deliverables, addition or deletion of any service items, changes in the specifications, and/or changes to any milestones) in accordance with the process set forth in this Section 3.4, Exhibit C (Change Order Process) and the Policies and Procedures Manual. Expedia may initiate such a change by issuing a written request to TRX in substantially the form provided in the Policies and Procedures Manual for (a) initiating a new Statement of Work (a “Service Request”), (b) requesting ancillary services (a “Support Request”), or (c) initiating a change to an existing Statement of Work (a “Change Request”). If TRX requires additional information from Expedia in order to assess the requested changes to the Services, TRX will present to Expedia a written request for clarification in substantially the form provided in the Policies and Procedures Manual (“Change Order Request Clarification”). If TRX does not require additional clarification or TRX receives sufficient clarification from Expedia in response to a Change Order Request Clarification, TRX will respond in writing to such request within a reasonable period depending on the scope of the project (not to exceed the amount of time set forth in Exhibit C), stating how such proposed modifications to the Services will affect the time and/or materials required for TRX to perform the Services, in substantially the form of change order estimate provided in the Policies and Procedures Manual (“Change Order Estimate”). If Expedia agrees in writing to such Change Order Estimate (as indicated by signing the Change Order Estimate or other written document containing the agreed-upon terms), the applicable signed document will become a Statement of Work hereunder governing work on such Services. To the extent that any terms of an executed Change Order Estimate vary the Services under an existing Statement of Work, the applicable Statement of Work will be automatically be deemed amended to incorporate the agreed-upon revisions to the Services and/or Service Fees as set forth in the executed Change Order Estimate.

3.5 Delivery and Acceptance of Deliverables. To the extent that the Services require TRX to provide any Deliverables to Expedia, TRX will deliver to Expedia the Deliverables in accordance with the Statements of Work. Each Deliverable delivered by TRX pursuant to this Agreement will be subject to Expedia’s acceptance, which will occur upon Expedia’s written acceptance of such Deliverable, or automatically if Expedia fails to provide written notice that expressly rejects the Deliverables within * business days (unless both Parties mutually agree to an extension of this time to facilitate longer acceptance testing, approval of such extension of time not to be unreasonably withheld). Expedia will provide, at the time of rejection, a written statement to TRX that identifies in reasonable detail the deficiencies of such Deliverable. Expedia shall only reject a Deliverable if such Deliverable fails to conform to the specifications set forth in the applicable Statement of Work. If Expedia provides TRX a notice of rejection for any Deliverable, TRX will modify such rejected Deliverable at no expense to Expedia to correct the relevant deficiencies set forth in Expedia’s written notice of rejection and will redeliver such Deliverable to Expedia within a reasonable time (not to exceed * days) after TRX’s receipt of such notice of rejection, unless otherwise agreed in writing by the Parties. Thereafter, the Parties will repeat the process set forth in this Section 3.5 until Expedia accepts such Deliverable. In the event that TRX reasonably believes that (i) rejection of a deliverable is due to unclear specifications in the applicable Statement of Work, (ii) the creation of the Deliverable as per the applicable specifications is not possible or is commercially infeasible due to circumstances not reasonably foreseen by the Parties, or (iii) that other circumstances beyond TRX’s control have changed so as to make delivery of a conforming Deliverable materially more difficult or expensive, the Parties agree to follow the dispute resolution procedures set forth in Sections 21.1(a) and 21.1(b) to determine how to proceed with Deliverables under such Statement of Work; provided, however, that if Expedia rejects any Deliverable on at least * occasions, Expedia may terminate that portion of the applicable Statement of Work which relates to the rejected Deliverable at no expense to Expedia. For avoidance of doubt, rejection of one Deliverable out of several Deliverables in a Statement of Work will not constitute rejection of all Deliverables in that Statement of Work or relieve Expedia of its payment obligations for such conforming Deliverables; provided, that such conforming Deliverables can be used as intended without the use of such non-conforming Deliverable.

3.6 Third Party or Expedia Services. Expedia will have the right to perform or contract with a Third Party to perform *. In the event Expedia performs or contracts with a Third Party to perform any such service, TRX will cooperate in good faith with Expedia and any such Third Party, to the extent reasonably required by Expedia as might be necessary for the provision of the Services provided for by this Agreement. Such cooperation will include, without limitation, providing such information as a person with reasonable commercial skills and expertise would find reasonably necessary for Expedia or a Third Party to perform its work relating to the Services. Without limiting the foregoing, such support will be provided by TRX under a executed Statement of Work created via the Change Order Process.

3.7 TRX Service Locations. TRX will perform the Services (other than disaster recovery and business continuity) from the facility(ies) and location(s) as specified in the applicable Statement of Work (the “Primary Service Locations”). TRX’s facility for disaster recovery and business continuity will be located in the facility(ies) specified in the applicable Statement of Work, or another mutually agreed location (the “Disaster Recovery Locations”, and together with the Primary Service Locations, the “Service Locations”). Subject to the foregoing, TRX will seek and

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obtain Expedia’s prior written approval before performing any relocation of the TRX Service Locations and will manage any such relocation in accordance with this Agreement; provided, that TRX will notify Expedia in writing but does not need to obtain Expedia’s prior written consent for relocations of Service Locations within a * mile radius of the original Service Location (and where such relocation does not cross national boundaries or otherwise materially negatively change the nature of the market in which the Service Location is located).

3.8 Relocation of TRX Service Locations. Each relocation of any TRX Service Location (and any portion of the Services being performed therein) will be performed pursuant to a written plan, which will contain contingency arrangements sufficient to prevent any adverse impact on the Services as a result of the relocation and related activities. TRX will implement such plans as necessary to prevent, and in a manner which does so prevent, any adverse impact on the Services. *

3.9 Expedia Equipment. In the event Expedia provides TRX with Expedia equipment for use in the performance of Services, TRX will (a) not use Expedia equipment (including any equipment owned, leased or rented by TRX for performing its obligations under this Agreement) to perform services for any person or entity other than Expedia, without the prior written consent of Expedia, (b) assume the risk of loss for all such Expedia equipment while in its care, custody or control, (c) take all reasonable precautions to protect the Expedia equipment against loss, damage, theft or disappearance while in TRX’s care, custody or control, and (d) take no actions which affect Expedia’s title or interest in such Expedia equipment. At Expedia’s request, TRX will, within a reasonable time (not to exceed * business days), furnish Expedia with a report listing the location of all Expedia equipment in TRX’s possession.

3.10 Technology. In providing the Services to Expedia, TRX will use its reasonable efforts to (a) identify and make available to Expedia opportunities to implement new technology advantageous to Expedia’s business operations, (b) maintain a level of currency, knowledge and technology that allows Expedia to take advantage of technological advances in order to remain competitive, (c) participate in a telephone conference with Expedia at a mutually agreeable time at least * during every * period during the Term in accordance with the procedures agreed upon by the Expedia Contact and TRX Account Manager to inform Expedia of any new technology or technology trends and directions that TRX is developing or is otherwise aware that could reasonably be expected to have an impact on Expedia’s businesses, and (d) jointly with Expedia, identify cost efficient methods to implement those technology changes and proven methodologies selected for implementation and, upon Expedia’s approval through the Change Order Process in Section 3.4, implement such technology changes and proven methodologies as agreed to by the Parties.

3.11 Other Resources. Except as otherwise expressly provided in this Agreement, TRX will be responsible for providing the facilities, personnel, equipment, software, technical knowledge, expertise and other resources necessary and appropriate for delivery of the Services and to meet TRX’s obligations under this Agreement.

3.12 Technical Specifications. In performing the Services, TRX will comply with the technical specifications set forth in the attached Exhibit G or as otherwise set forth in a Statement of Work.

3.13 Disaster Recovery. TRX will develop a comprehensive disaster recovery plan to enable continued performance of the Services during and after a Force Majeure Event or other disaster scenario. TRX will periodically conduct business resiliency assessments to determine whether such disaster recovery plan adequately mitigates impact in the event of a disaster incident. Upon Expedia’s request, TRX will furnish a copy of the disaster recovery plan to Expedia for its review.

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3.14 TRX Dependencies. In the event that TRX’s performance of a particular obligation hereunder is prevented due to Expedia’s failure to act as required hereunder, TRX will give Expedia prompt written notice of such dependency prominently labeled as a “dependency notice”, or otherwise prominently marked such that it is apparent to a reasonable reader that TRX’s performance of a specific Service is dependent upon Expedia taking a specified action (“Dependency Notice”). Following the issuance of any such Dependency Notice, TRX will use commercially reasonable efforts to continue performance of such obligation but will not be deemed in breach of the Agreement for failure to comply with such obligation to the extent TRX is prevented by Expedia, pending Expedia’s resolution of the item(s) identified in the Dependency Notice. All such Dependency Notices will be sent to the designated Expedia Contact (as specified in Section 6.1).

ARTICLE 4. SERVICE LEVELS

4.1 General. TRX will perform the Services so as to meet or exceed the service levels set forth in Exhibit B and any applicable Statement of Work (“Service Levels”). If more than one Service Level applies to any particular obligation of TRX, TRX will perform in accordance with the most stringent of such Service Levels.

4.2 Service Level Credits and Incentives. TRX recognizes that its failure to meet a Service Level may have a material adverse impact on the business and operations of Expedia and that the damage from TRX’s failure to meet a Service Level in some cases may not susceptible to precise determination. Accordingly, if specified in a particular Statement of Work, in the event that TRX fails to meet a Service Level, then in addition to any other remedies specified in Section 3.3, TRX will pay any applicable credits (“Service Level Credit”) set forth in such Statement of Work. The Parties also agree that in some cases there may be additional benefit to Expedia in TRX exceeding defined Service Levels. Accordingly, if specified in a particular Statement of Work, in the event TRX exceeds the Service Levels, it shall be entitled to any applicable incentives (“Service Level Incentives”) as set forth in such Statement of Work. In each case, Service Level Credits and/or Service Level Incentives, if applicable, will be specified in a Statement of Work and will apply only to the Services performed under that Statement of Work.

4.3 Root Cause Analysis. Upon receipt of a notice from Expedia with respect to TRX’s failure to provide the Services in accordance with the applicable Service Levels, TRX will, as soon as reasonably practicable, (a) perform a root cause analysis to identify the cause of such failure, (b) provide Expedia with a report detailing the cause of, and procedure for correcting, such failure, (c) correct such failure and (d) provide Expedia with reasonable assurances that such failure will not recur after the procedure has been completed. In the case of an extended investigation or remedial measures taken by TRX to address failure to meet applicable Service Levels, TRX will keep the Expedia Contact apprised with regular status reports on the progress of any such investigation or remedial measures.

4.4 Measurement and Monitoring Tools. TRX will implement the measurement and monitoring tools and procedures required to measure and report TRX’s performance of the Services against the applicable Service Levels. Such measurement and monitoring and procedures will (a) permit reporting at a level of detail sufficient to verify compliance with the Service Levels, and (b) be subject to audit by Expedia or its designee. TRX will provide Expedia and its designees with information concerning access to such measurement and monitoring tools and procedures upon request, for inspection and verification purposes.

4.5 Continuous Improvement and Best Practices. TRX and Expedia will, on a periodic and continual basis during the Term seek to continually improve the quality of the Services, including, but not limited to, taking the following actions:

(a)	without violating its non disclosure obligations owed to a Third Party or a Third Party’s proprietary rights, identify and apply proven techniques and tools from other installations within its operations as they relate to the Services;

(b)	periodically review the Service Levels and the performance data collected and reported by TRX;

(c)	replace manual processes in the Services with automated processes;

(d)	implement methods of measuring data points associated with each functional activity comprising the Services;

(e)	develop near real-time status reporting to enable staffing to be more closely aligned with demand; and

(f)	create systems to promptly identify and report anomalies (e.g., high exception volumes).

The implementation of any such process improvements will be performed pursuant to executed Statement(s) of Work created via the Change Order Process, and may drive changes in the Service Fees in accordance with the process set forth in the attached Exhibit H.

ARTICLE 5. STAFFING

5.1 Key Employees. Before assigning an individual to a Key TRX Personnel position, whether as an initial assignment or as a replacement, TRX will (a) notify Expedia of the proposed assignment, (b) introduce the individual to appropriate representatives of Expedia, (c) provide Expedia with a resume and any other information regarding the individual that may be requested by Expedia to the extent permitted by Applicable Laws *

5.2 Removal of TRX Personnel. Notwithstanding anything to the contrary in this Agreement, and so long as permitted under Applicable Law, upon Expedia’s reasonable written request, TRX will remove any TRX Personnel from participation in the Services. Any such removal will be effective (a) immediately upon Expedia’s written request, in the event the removal is for Cause, or (b) ten (10) business days after Expedia’s written request in the event the removal is not for Cause (which request shall provide sufficient detail regarding the rationale behind the request to permit TRX to take corrective action in such ten-day period), provided that TRX is unable to address such non-Cause issue(s) to Expedia’s satisfaction within such ten-day period. If TRX Personnel is removed for any reason, upon written request from Expedia, TRX will use its reasonable efforts to recruit, hire and train replacement TRX Personnel with appropriate and capabilities.

5.3 Screening of TRX Personnel. TRX agrees that all employees of TRX and all employees of Authorized Subcontractors identified in Exhibit I who TRX uses to perform the Services have successfully completed background screening in accordance with TRX’s standard procedures as set forth in Exhibit F (TRX Personnel Screening Procedures) (the “Personnel Screening Procedures”). TRX will notify and make such procedure available to Expedia promptly after any significant updates or revisions. Additionally, beginning no later than ninety (90) days after the Effective Date, TRX agrees that all TRX Contractors will also be suject to successful completion of the TRX Personnel Screening Procedures; provided, that individual TRX Contractor employees (other than employees of Authorized Subcontractors identified in Exhibit 1) who are servicing Expedia’s account under this Agreement prior to that date will not be subject to retroactive completion of the TRX Personnel Screening Procedures. Upon reasonable request from Expedia, TRX will certify in writing, in a format reasonably designated by Expedia, that it has complied with the requirements of Section 5.3. TRX will conduct all testing and background checks in accordance with all Applicable Laws. The Parties will work together to develop and implement improved screening and background checking processes in response to changing legal requirements and technological advancements over the course of the Term.

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5.4 Subcontractors. TRX will not subcontract or delegate any obligations under this Agreement except as approved by Expedia, in writing; except that Expedia acknowledges that TRX may use independent contractors on non-material aspects of TRX’s day to day operations relating to the Services (i.e., staff augmentation) without the prior written consent of Expedia. No subcontracting will release TRX from its responsibility for performance of its obligations under this Agreement. TRX will remain fully responsible for the performance of TRX Contractors hereunder, including, without limitation, all work and activities of TRX Contractors providing services to TRX in connection with TRX’s provision of the Services. TRX will be the sole point of contact with TRX Contractors under this Agreement, and TRX will be solely responsible for TRX Contractors, including, *

5.5 Personnel Non-Solicit. During the Term of the Agreement and for * after the later of the expiration of the Transition Assistance Period pursuant to Article 12 or termination of the Term (collectively, the “Non-solicitation Term”), (a) Expedia shall not solicit or hire TRX Personnel assigned to Expedia to work for Expedia without prior written consent of senior management of TRX; and (b) TRX shall not solicit or hire Expedia personnel to work for TRX without the prior written consent of senior management of Expedia. Notwithstanding anything to the contrary in this paragraph, nothing will prohibit the solicitation or hiring of employees (i) through advertising in newspapers, periodicals, websites or electronic mail of general or trade circulation not specifically targeted to the employees of either Party; (ii) by an employee search firm on behalf of the other Party to this Agreement, provided, that such employee search firm is not advised, by employee or company name, to solicit such employees; or (iii) as a result of an employee initiating discussion with the other Party without any direct or indirect solicitation by such Party. *

5.6 Key TRX Personnel and Competitors. TRX will not assign any Key TRX Personnel to an assignment in a similar capacity with, or performing similar work for, an Expedia Competitor without Expedia’s consent while such Key TRX Personnel is assigned to the Expedia account.

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5.8 *

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ARTICLE 6. MANAGEMENT

6.1 Expedia Contact. Expedia will appoint an individual (the “Expedia Contact”) within thirty (30) days after the Effective Date to communicate directly with the TRX Account Manager. The Expedia Contact will be responsible for the ongoing management of this Agreement, including review of TRX billing activities and time records. Expedia may change the Expedia Contact upon written notice to TRX.

6.2 TRX Account Manager. The Parties have mutually agreed on an individual to serve as the TRX account manager (the “TRX Account Manager”) prior to the Effective Date of this Agreement. Unless otherwise agreed to by the Parties, the TRX Account Manager will serve on a full time basis under this Agreement. Any change in the TRX Account Manager will be subject to Expedia’s prior written approval, such approval not to be unreasonably withheld.

6.3 TRX Account Manager Responsibilities. The TRX Account Manager will have overall responsibility for managing and coordinating the performance of TRX’s obligations under this Agreement, including the performance of all TRX Personnel, and will be authorized to act for and on behalf of TRX and TRX Contractors in connection with all aspects of this Agreement. The TRX Account Manager will reasonably respond to all inquiries from the Expedia Contact during the Term of this Agreement. The TRX Account Manager responsibilities will also include (a) preparing meeting documentation and making on going project presentations on project status and other related project topics as identified by Expedia, (b) providing administrative, supervisory, and technical direction to TRX Personnel, (c) monitoring performance hereunder for accuracy, timeliness, efficiency and adherence to the terms and conditions of this Agreement, and (d) coordinating the resolution of Agreement issues and the implementation and enforcement of problem escalation procedures.

6.4 Reports. TRX will prepare and furnish to Expedia the reports described in the attached Exhibit E (Reporting) or as otherwise required by a Statement of Work, as well as periodic reports on TRX’s progress on the Services and/or any Deliverables. TRX will provide the progress reports in the form and content requested by Expedia. All reports will be provided to Expedia as part of the Services and at no additional charge to Expedia.

6.5 Back Up Documentation. As part of the Services, TRX will provide Expedia with such documentation and other information available to TRX as may be reasonably requested by Expedia from time to time in order to verify the accuracy of the reports provided by TRX. In addition, TRX will provide Expedia with all documentation and other information reasonably requested by Expedia from time to time to verify that TRX’s performance of the Services is in compliance with this Agreement.

6.6 Meetings. During the Term, representatives of the Parties will meet periodically or as requested by Expedia to discuss matters arising under this Agreement. Each Party will bear its own costs in connection with the attendance and participation of such Party’s representatives in such meetings. The Parties may attend such meetings in person or by telephone and/or video conference so long as the other Party can hear, and be heard by, the other Party. Such meetings will include, at a minimum, (a) a weekly operational review meeting, (b) a monthly meeting between the Expedia Contact and the TRX Account Manager, to review performance and monthly reports, planned or anticipated activities and changes that might impact performance, and such other matters as appropriate; (c) a Quarterly meeting of the Parties’ executives to review TRX’s performance, review progress on the resolution of issues, and discuss such other matters as appropriate; and (d) such other meetings of Expedia and TRX, including senior management of TRX, as either Party may reasonably request.

ARTICLE 7. SERVICE FEES AND PAYMENT TERMS

7.1 Service Fees. Expedia shall pay TRX the Service Fees as set forth in Exhibit B of the Agreement or the applicable Statement of Work, subject to adjustments, deductions or credits such amounts as provided for in this Agreement or the applicable Statement of Work (“Service Fees”).

7.2 Prepayment of Forecasted Fee. Before the last business day of each month, Expedia shall prepay TRX Service Fees for the following month based on a good faith forecast of transactions for such month (the “Forecasted Fee”) by electronic funds transfer in the agreed to currency for each point of sale. For avoidance of doubt, the prepayment of the Forecasted Fee will be made as per Expedia’s forecast and will not be subject to dispute.

7.3 Invoicing. Notwithstanding the foregoing, however, on or before the fifteenth (15th) day after the close of each month, TRX shall invoice Expedia the actual Service Fees (and any applicable Expedia Costs or Customer Charge-Backs), adjusted for any incentives credits or penalties provided herein for such month. The invoice shall include a statement setting forth the total number of transactions handled that calendar month by TRX in connection with the Services and the applicable Service Fees and any applicable Expedia Costs or Customer Charge-Backs for which Expedia is responsible. The statement shall include information sufficient to discern how the Service Fees were calculated and shall be in a format to be provided by Expedia. Unless otherwise requested by Expedia, TRX will provide one consolidated invoice broken out by Point of Sale in each invoice period, and one invoice for each Expedia Affiliate receiving Services hereunder.

7.4 Payment. Except for disputed amounts, Expedia shall pay by electronic funds transfer *.

7.5 Taxes. Except as otherwise provided in a Statement of Work, the Service Fees do not include any charge for taxes and Expedia is solely responsible for paying any national, state or local sales, use, excise or other like tax or amount, which may be levied or based upon the Services provided under this Agreement, excluding (i) taxes based on or measured by TRX’s gross revenues (other than sales, use and other excise taxes), (ii) taxes based on or measured by TRX’s net income, and (iii) TRX’s employee related taxes. If any taxes that are the responsibility of Expedia hereunder are required by any government to be collected by TRX, TRX may collect such taxes from Expedia in addition to the Service Fees and pay them to the appropriate taxing authority. VAT, when applicable, will be billed in addition to the Service Fees. Notwithstanding the foregoing, in the event withholding taxes are required by any government to be withheld on payments made hereunder by Expedia to TRX, Expedia may deduct such taxes from the amount owed TRX and pay them to the appropriate taxing authority. Expedia shall in turn promptly secure and deliver to TRX an official receipt for any taxes withheld. Expedia will use reasonable efforts to minimize such taxes to the extent permissible under applicable law.

7.6 VAT.

(a)	All sums payable by Expedia to TRX under or in connection with this Agreement are exclusive of any VAT chargeable on any supply or supplies to which such sums relate. An amount equal to such VAT shall in each case be paid by Expedia to TRX upon receipt by Expedia of a valid VAT invoice.

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(b)	It is the current understanding of the Parties that no VAT is chargeable on any supplies made by TRX to Expedia under or in connection with this Agreement (“the Supplies”). TRX shall not charge to Expedia VAT on the Supplies unless and until the following conditions are met:

(i)	TRX has received a binding ruling from the relevant tax authority stating that VAT is properly chargeable on the Supplies; and

(ii)	Expedia has received from TRX written evidence reasonably demonstrating such binding ruling.

(c)	TRX shall not engage in any written or other correspondence with any tax authority in relation to the VAT status of the Supplies without the prior written consent of Expedia (and Expedia shall not unreasonably withhold such consent). If it consents to TRX entering into such correspondence, Expedia shall provide TRX with such information as TRX may reasonably require for the purpose of such correspondence. Before sending any written correspondence to any tax authority in relation to the VAT status of the Supplies, TRX shall give Expedia a reasonable opportunity to comment on the written correspondence and shall make such amendments as Expedia shall reasonably require. For the avoidance of doubt, none of the provisions of this Section 7.5(c) shall prevent TRX from providing information to a tax authority as may be required by that tax authority from time to time in relation to TRX’s ongoing compliance obligations.

(d)	If for any reason a tax authority determines that the Supplies are chargeable to VAT, TRX shall, at the expense of Expedia, use all reasonable endeavors and shall take such steps as Expedia may reasonably require to challenge such determination. It is understood and agreed between the Parties that all decisions regarding the strategy to be adopted and steps to be taken in challenging such a determination will be decided upon by Expedia.

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7.8 Rolling * Forecast. Expedia agrees to prepare and submit to TRX on a monthly basis a rolling * forecast. This forecast shall be a good faith estimate of the reasonably anticipated activities and volumes of Services required by Expedia during such period of time. Such forecast is * days prior to the end of the first month in the forecast. The first month of each such forecast will be the basis of the prepayment amount set forth in Section 7.2 and may trigger Service Level adjustments as provided in Exhibit B or an applicable Statement of Work if actual volumes exceed forecasted volumes for such month. The second and third month of each such forecast are provided for non-binding guidance purposes only and shall not be construed as a guarantee of specific volumes.

7.9 Third-Party Errors.

(a)

GDS Errors. Expedia agrees that it will request * or any other GDS or vendor-specific reservation system used by Expedia to create travel reservations which are subsequently processed by TRX (“GDS Providers”) to make payments with respect to errors made by GDS Providers system in connection with Tickets directly to TRX and will provide reasonable assistance to TRX (to the extent requested by TRX) to collect such amount directly from GDS Providers. If GDS Providers acknowledge the errors were made by their system in connection with Tickets, but in documentation submitted to TRX (and provided to Expedia) states that GDS Providers will not

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reimburse TRX the full amount for such errors because of separate financial or business arrangements with Expedia, then TRX shall invoice Expedia for such amounts within * days after the end of the calendar year in which the GDS Providers payments were due.

(b)	Expedia Errors. Except as set forth in Section 7.9(a) above, Expedia shall be liable for all errors originated by Expedia, Expedia Affiliates, Expedia Providers, or any third party engaged by Expedia. Expedia shall promptly reimburse TRX for any such errors for which TRX must pay on Expedia’s behalf in performance of its obligations hereunder.

(c)	Notice of Errors. Further, each Party shall use reasonable efforts to promptly notify the other Party of any circumstances which such Party believes, after investigation of reasonable diligence, has resulted in or is likely to result in a material error or a pattern of errors that is material in its totality. Additionally, each Party shall use commercially reasonable efforts to mitigate the harm associated with such identified errors.

7.10 Inflationary Pressures. If the Parties expressly agree in a Statement of Work, they may include a mechanism for re-negotiating pricing in the event there is a material increase in the inflation rate in a country in which Services are performed hereunder.

ARTICLE 8. AUDITS

8.1 *

8.2 Services Audit. Upon reasonable prior notice from Expedia (but in any event not less than five (5) business days notice (unless a shorter notice period is required by Applicable Law or applicable industry-specific standards), TRX will provide, and will cause TRX Contractors to provide, Expedia and any of Expedia’s auditors with access to and any assistance that they may require for the purpose of performing audits to determine TRX’s compliance with the terms of this Agreement, Applicable Law, or any industry-specific standards (e.g. payment card industry regulations) required for performance hereunder. If any audit by an auditor designated by Expedia or a regulatory authority results in TRX being notified that TRX or TRX Contractors are not in compliance with any Applicable Law or audit requirement, TRX will, and will use its all its reasonable efforts to cause TRX Contractors to promptly take actions to comply with such audit. *

8.3 Service Fees Audit. Upon reasonable prior notice from Expedia considering the scope of the audit, Expedia may audit TRX’s records and consult with TRX’s accountants for the purpose of verifying TRX’s compliance with the terms of this Agreement, provided that any such audits will be conducted during normal business hours in such a manner as to not unreasonably interfere with the normal business operations of TRX.

8.4 Audit Limitations. With respect to any such audits permitted by Section 8.1, Section 8.2 or Section 8.3 above:

(a)	*

* Confidential Treatment Requested

(b)	If such audit reveals *

(c)	*

(d)	TRX agrees to promptly correct any deficiencies detected in an audit and will promptly * disclosed by such an audit, or Expedia may, at its election, set off * against any amounts subsequently due by Expedia to TRX;

(e)	Any such audits conducted after the * shall be limited to no more than once every * per Service Location; provided, that if any audit reveals * for a Service Location or other material breach of this Agreement, Expedia may perform subsequent audits as it deems reasonable, notwithstanding such limitation on the frequency of such audits;

(f)	Expedia shall ensure that such auditors are under written obligations of confidentiality no less restrictive than as set forth herein and such obligations extend to TRX’s confidential and proprietary information.

(g)	Once Expedia has * a Service Location pursuant to Section 8.1 or Section 8.3 for a defined period of time (an “Audit Period”), Expedia may not * such Service Location again covering the same Audit Period. *.

8.5 Record Retention. TRX will keep all usual and proper records related to the Services and this Agreement for the greater of (a) * years, or (b) any applicable Airline Reporting Corporation (ARC) record retention period applicable to such records, (the “Record Retention Period”).

8.6 Access. TRX will provide to Expedia, on any of TRX’s premises or TRX Service Locations (or, if the audit is being performed of a TRX Contractor, TRX Contractor’s premises if necessary), access to all materials maintained at TRX, workspace, office furnishings (including lockable cabinets), telephone and facsimile services, utilities and office related equipment and duplicating services as Expedia may reasonably require to perform the audits described in this Article 8. In addition, TRX will grant Expedia or its designee access to TRX Personnel (including agents, trainers, supervisors and management personnel) as requested by Expedia to facilitate the audits descried in this Article 8.

* Confidential Treatment Requested

8.7 Policies and Procedures Manual. As of the Effective Date, the Parties have created preliminary documentation of certain policies and procedures applicable to TRX’s performance of the Services (such documentation, the “Policies and Procedures Manual”). The Policies and Procedures Manual shall be maintained by the Parties during the Term of this Agreement as follows:

(a) The Policies and Procedures Manual will contain a version history indicating what changes were made and sign-off from respective representatives of each Party evidencing each Party’s agreement to such changes.

(b) On or before December 31, 2006, TRX will furnish to Expedia a written project plan describing the timeline and process by which TRX will finish documenting the procedures applicable to each of the Services TRX is providing to Expedia under this Agreement, including an example of such documentation for a representative Service. The project plan and representative example of such documentation will be subject to Expedia’s approval, not to be unreasonably withheld.

(c) The Parties acknowledge that the project plan may provide for a phased delivery schedule of TRX procedures. Such procedures will be subject to Expedia’s approval, not to be unreasonably withheld. Additionally, Expedia will revise such document to include Expedia policies applicable to the Services TRX is providing to Expedia under this Agreement.

(d) The parties will cooperate in good faith to finalize such policies and procedures document no later than *.

(e) Furthermore, the Parties will consult on an annual basis to review the Policies and Procedures Manual and ensure that it accurately captures the current policies and procedures applicable to the Services.

8.8 Policies and Procedures Audit. In addition to the audit rights set forth elsewhere in this Article 8, Expedia or its designee may audit TRX’s compliance with the Policies and Procedures Manual on the following basis: *

8.9 Remedy for Noncompliance with Policies and Procedures Manual. In the event that an audit pursuant to Section 8.8 reveals that TRX is in * with the Policies and Procedures Manual with respect to a particular Service for Expedia *, an Expedia Affiliate or a Point of Sale, the following will apply:

(a)	TRX will promptly undertake remedial measures to cure such identified non-compliance;

(b)	*

(c)	*

* Confidential Treatment Requested

(d)	*

For avoidance of doubt, any non-compliance with the Policies and Procedures Manual that is predominantly caused (i.e., more than 50% caused) by parties other than TRX and TRX Contractors (e.g., Expedia, a GDS, Expedia suppliers, etc.) will not be deemed to be a failure by TRX to meet the requirements of the Policies and Procedures Manual hereunder.

8.10 Disagreements Regarding Compliance with the Policies and Procedures Manual. If TRX reasonably disagrees with Expedia’s assertion that a requirement in the Policies and Procedures Manual has not been met, or TRX reasonably believes that a party other than TRX or a TRX Contractor was predominantly responsible for TRX’s failure to meet a requirement in the Policies and Procedures Manual, then (a) the Parties will attempt to resolve such disagreements pursuant to the dispute resolution procedure set forth in Section 21.1 of the Agreement, and (b) if, after following the dispute resolution procedure set forth in Section 21.1 of the Agreement, the Parties are still unable to agree, *

8.11 Internal Control Objectives. In connection with its review and completion of the Policies and Procedures Manual pursuant to Section 8.7, Expedia will define and furnish to TRX reasonable internal control objectives consistent with the scope of the Services as described in Exhibit B, the applicable Statement(s) of Work, and the Policy and Procedures Manual. TRX shall use reasonable efforts to satisfy such internal control objectives within * days after receipt of such objectives from Expedia. TRX agrees that Expedia will have the right to audit TRX’s processes and controls related to such internal control objectives on an * basis. Expedia shall bear the full expense associated with such audit and shall produce and deliver to TRX written audit findings within a reasonable time of completion of the audit. TRX shall within * after receiving such audit findings develop a mutually-agreeable plan to correct such control deficiencies if such correction is commercially reasonable, otherwise to mitigate the risks associated with such control deficiencies.

ARTICLE 9. SECURITY

9.1 Safety and Security Procedures. TRX agrees that it will maintain and enforce, at the TRX Service Locations, safety and physical security policies and procedures in accordance with TRX’s standard procedures as furnished to Expedia. TRX will notify and make such procedures available to Expedia promptly after any significant updates or revisions. Additionally, TRX will furnish a copy of the current security policies and procedures upon Expedia’s written request. TRX will promptly notify Expedia in the event that TRX experiences a breach of such safety and security procedures that could reasonably materially adversely impact the Services performed for Expedia.

9.2 Security Assessments. TRX, through its internal assessors, will, *, perform, or cause to have performed, once each * during the Term of this Agreement, assessments of TRX’s compliance with the security policies specified in Section 9.1 at the TRX Service Location during the immediately preceding * period. *. Upon Expedia’s advance written notice, Expedia may, no more than * per Service Location, *, perform the assessments described in this Section 9.2 and “snap” assessments (e.g., safety and physical security assessments) of the TRX Service Locations; provided, that if any inspection reveals any material nonconformity with TRX’s security policies or other material breach of this Agreement, Expedia may perform subsequent inspections as it deems reasonable notwithstanding such limitation. *

* Confidential Treatment Requested

9.3 Security Relating to Competitors. If (a) TRX provides either the Services to Expedia from a Service Location that is shared with a Third Party or Third Parties, and (b) any part of the business of TRX or any such Third Party is now or in the future competitive with Expedia business, then TRX will develop a process, subject to Expedia’s approval, to restrict access in any such shared environment to Expedia’s Confidential Information so that Expedia’s Confidential Information is not shared with such Third Parties and/or any TRX Personnel who do not need such Confidential Information to perform the Services for Expedia.

ARTICLE 10. REGULATORY REQUIREMENTS

10.1 Expedia Requirements. TRX will provide support reasonably related to the scope of Services that is required for Expedia to meet all requirements imposed by Applicable Law, and will meet Expedia’s internal and external audit and compliance requirements as such requirements are provided to TRX in writing, which may be more stringent than Applicable Law. In the event compliance with Expedia’s internal and external audit and compliance requirements requires changes to the Services, the method or manner in which TRX delivers the Services, or requires additional fees or new services, such requirements shall be the subject of a separate Statement of Work.

10.2 TRX Requirements. TRX will obtain and keep current all necessary licenses, approvals, permits and authorizations required by Applicable Law for the performance of the Services. TRX will be responsible for all fees and taxes associated with obtaining such licenses, approvals, permits and authorizations. TRX will be responsible for any fines and penalties arising from its noncompliance with any Applicable Law, to the extent such noncompliance was not caused by Expedia.

10.3 Changes in Law and Regulations. Each Party will promptly identify and notify the other Party of any change in Applicable Law that may relate to the provision of the Services or if it has reason to believe that some aspect of the Services is not compliant with Applicable Law. TRX and Expedia will work together to identify the impact of such changes on how Expedia uses, and TRX provides, the Services (including whether the impact on the provision of the Services has any impact on the Service Fees). TRX will be responsible for any fines and penalties arising from any noncompliance with any Applicable Law relating to TRX’s performance of the Services; except, in the event that TRX is following an Expedia-specific requirement and does not otherwise have reason to believe that such action is not compliant with Applicable Law, TRX will not be responsible for such fines or penalties. TRX will perform the Services regardless of changes in Applicable Law; provided, however, that TRX will not be required to violate any Applicable Law. If such changes prevent TRX from performing its obligations under this Agreement, TRX will develop and, upon Expedia’s approval, implement a suitable methodology to enable continued performance. If the change in Applicable Law relates to an Expedia-specific requirement, or is otherwise specific to the travel industry, and results in a material increase in TRX’s cost to deliver the Services hereunder, the Parties agree to negotiate in good faith an amendment to the Service Fees to account for such increase.*

10.4 Payment Card Industry Regulations. TRX represents and warrants that it will comply with all payment card industry security requirements in performance of its obligations under this Agreement. Without limiting the generality of the foregoing, TRX will: (a) use reasonable efforts to ensure the security of all cardholder account numbers and other cardholder personal information (“Cardholder Data”) in its possession; (b) use Cardholder Data solely for the purpose of fulfilling its obligations under this Agreement, including without limitation, completing transactions, supporting a loyalty program, providing fraud control services, and other uses specifically required by law; (c) maintain business continuity procedures to secure Cardholder Data in the event of a major business disruption, disaster or failure; (d) have audit processes in place such that a payment card industry representative or a

* Confidential Treatment Requested

payment card industry-approved Third Party will be provided with full cooperation and access to conduct a thorough security review after a security intrusion to validate compliance with the payment card industry data security standards for protecting Cardholder Data; and (e) continue to treat Cardholder Data as confidential notwithstanding any termination or expiration of this Agreement. *.

ARTICLE 11. TERMINATION

11.1 Termination for Cause by Expedia. Expedia may terminate this Agreement, or an individual Statement of Work or Statements of Work, if TRX materially breaches any provision of this Agreement, provided that (a) Expedia sends written notice to TRX describing the breach in reasonable detail, (b) TRX does not cure the breach within ninety (90) days following its receipt of such notice, and (c) following the expiration of the cure period, Expedia sends a second written notice to TRX indicating Expedia’s election to terminate this Agreement or an individual Statement of Work or Statements of Work. If a breach is not capable of being cured, or if TRX has already received notice of and has cured two (2) or more material breaches in the immediately prior twelve (12) month period, then termination will be effective immediately upon written notice by Expedia to TRX.

11.2 Termination for Cause by TRX. TRX may terminate this Agreement, or an individual Statement of Work or Statements of Work, if Expedia breaches its duty under this Agreement to pay undisputed material charges due and owing, provided that (a) TRX sends written notice to Expedia describing the breach in reasonable detail, (b) Expedia does not cure the breach within ninety (90) days following its receipt of such notice, and (c) following the expiration of the cure period, TRX sends a second written notice to Expedia indicating TRX’s election to terminate this Agreement or an individual Statement of Work or Statements of Work. Except as expressly provided in this Section 11.2, TRX will have no other right to terminate this Agreement.

11.3 Termination of Statement of Work *. In addition to the termination rights set forth in Section 11.1, Expedia will be entitled to terminate an individual Statement of Work * as may be provided in an individual Statement of Work.

11.4 Rights and Remedies Following Termination. Upon expiration or termination for any reason, Expedia will have the right to take possession of any partially completed work in progress, provided that all undisputed payments with regard to such work have been made in full to TRX by Expedia. In such event, TRX will deliver to Expedia any and all materials, Expedia Works (to the extent TRX is in possession of same) or Expedia-owned or Expedia-licensed Developed Works relating to such partially completed work in progress. Upon request, an authorized signatory of Expedia will certify to TRX in writing that it has returned or deleted all TRX Works (including, but not limited to Licensed Software) and other proprietary materials of TRX in its possession and/or Expedia Contractors’ possession following termination or expiration of this Agreement.

11.5 Survival. Termination of this Agreement will not affect the rights and/or obligations of the Parties which arose prior to any such termination (unless otherwise provided herein) and such rights and/or obligations will survive any such expiration or termination. Except as otherwise specifically set forth in this Agreement, the following sections will survive the expiration or termination of this Agreement for any reason, whether in whole or in part, Articles 1, 5.5, 7.1, 7.3, 7.4, 7.5, 7.6, 7.8, 7.9, 8.3, 8.4, 8.5, 8.6, 11.4, 11.5, 12, 13, 14, 15, 16, 17, 18, 21 and 22. All other sections will terminate upon the expiration or termination of this Agreement for any reason.

ARTICLE 12. TRANSITION ASSISTANCE

12.1 Transition Assistance. At Expedia’s request and option, during the period commencing upon the date of expiration or earlier termination of this Agreement or an individual Statement of Work and expiring thirty (30)

* Confidential Treatment Requested

days thereafter (“Transition Assistance Period”), TRX will provide to Expedia or to its designee the Transition Assistance Services. Transition Assistance Services will be provided to Expedia by TRX regardless of the reason for termination or expiration. At Expedia’s option and election, Expedia may extend the Transition Assistance Period for an additional ninety (90) days.

12.2 Performance. During the Transition Assistance Period, at Expedia’s request, TRX will continue to perform Services specified in any Statement of Work in effect prior to the expiration or termination date on the terms set forth in the Statement of Work. In addition, TRX will provide the Transition Assistance Services requested by Expedia (as per Section 12.3 below) subject to and in accordance with the terms and conditions of this Agreement and an agreed upon Statement of Work. TRX will perform the Transition Assistance Services with at least the same degree of accuracy, quality, completeness, timeliness, responsiveness and resource efficiency as it provided and was required to provide the same or similar Services during the Term. Additionally, TRX will perform such Transition Assistance at rates commensurate with rates charged to Expedia for similar projects plus *

12.3 Scope. The Transition Assistance Services will include, as requested by Expedia, the following Services, functions and responsibilities, (a) assist Expedia in developing a written transition plan for the transition of the Services to Expedia or its designee, which plan will include capacity planning, facilities planning, human resources planning, telecommunications planning and other planning necessary to effect the transition, (b) perform programming and consulting services as requested to assist in implementing the transition plan, (c) train personnel designated by Expedia in the use of any equipment, software, systems, materials or tools used in connection with the provision of the Services, (d) catalog all software, Expedia Data, equipment, materials, Third Party contracts and tools used to provide the Services, (e) provide machine readable listings and associated documentation for source code for Expedia Works and Expedia-Owned Developed Works, and any other Developed Works to which Expedia retains a license after the Term of the Agreement expires pursuant to Section 15.5 and assist in its re-configuration, (f) analyze and report on the space required for the Expedia Data and the software needed to provide the Services, (g) assist in the execution of a parallel operation, data migration and testing process, (h) create and provide copies of the Expedia Data in the format and on the media reasonably requested by Expedia, and (i) provide other technical assistance as reasonably requested by Expedia in connection with Expedia’s transfer of Services to Expedia or its designee. Any changes to the agreed upon Statement of Work will be handled by the Change Order Process.

12.4 Rates and Charges. If Expedia requests that TRX provide or perform Transition Assistance Services in accordance with this Agreement that are already defined in a Statement of Work, Expedia will pay TRX the rates and charges specified in the applicable Statement of Work for the TRX personnel or resources required to perform such Transition Assistance Services. TRX will have no obligation to provide Transition Assistance Services not already defined in a Statement of Work until the Parties have agreed in writing to the applicable rates and changes as specified in a Statement of Work; provided, that the Parties will negotiate such Statement of Work in good faith and TRX will not unreasonably withhold or condition the performance of such Transition Assistance Services.

12.5 Breach of Transition Assistance Services. If TRX breaches (or attempts or threatens to breach) its obligations to provide Expedia with Transition Assistance Services or Services provided under this Article 12 or as set forth in a Statement of Work, Expedia will be irreparably harmed and may proceed directly to court. If a court should find that TRX has breached (or attempted or threatened to breach) any such obligations, *

* Confidential Treatment Requested

ARTICLE 13. CONFIDENTIALITY

13.1 Confidential Information. Expedia and TRX have entered into a Non-Disclosure Agreement, dated March 21, 2001 (the “NDA”) attached as Exhibit J (Non-Disclosure Agreement), and agree that the terms of the NDA shall be deemed incorporated herein, *

13.2 Expedia Information Privacy Protection. TRX acknowledges that Expedia is subject to certain federal, state and local laws, rules, regulations and ordinances governing or relating to privacy and confidentiality of personal information (collectively, the “Privacy Laws”) as such personal information may be defined in the Privacy Laws or constituting information that relates to a specific, identifiable, individual person of Expedia’s customers and employees and the individuals about whom Expedia has or collects financial and other personally identifiable information (collectively, “Personal Information”). Expedia and TRX agree to cooperate with each other with respect to the other’s obligations under the Privacy Laws. Each of TRX and Expedia will comply with all applicable Privacy Laws relating to the collection, use and disclosure of Expedia’s and Expedia’s customers’, employees’ and other individuals’ Personal Information. Without limiting the generality of the foregoing, TRX’s obligations with respect to specific Privacy Laws include the obligations described in this Article 13 and in Expedia security policies, as each may change from time to time (provided such policies are provided to TRX in writing), as well as the privacy and data protection requirements of non-U.S. jurisdictions to which any of Expedia, any Expedia Data, or any of the Services or Deliverables are subject.

13.3 Remedies. Breach of this Article 13 will be deemed a material breach of this Agreement. The Parties acknowledge that a breach of Article 13 would cause irreparable harm, the extent of which would be difficult to ascertain. Accordingly, they agree that, in addition to any other legal remedies to which the non-breaching Party may be entitled, such Party will be entitled to obtain immediate injunctive relief in the event of a breach of this Article 13.

ARTICLE 14. SAFEGUARDING OF DATA

14.1 Expedia Data. Expedia Data will be and remain, as between the Parties, the property of Expedia. TRX will not possess or assert any lien or other right against or to Expedia Data. No Expedia Data, or any part thereof, will be sold, assigned, leased or otherwise disposed of to Third Parties by TRX or commercially exploited by or on behalf of TRX. Upon Expedia’s request, the termination or expiration of this Agreement for any reason (including termination for cause) or, with respect to any particular Expedia Data, on such earlier date that the same will be no longer required by TRX in order to render the Services under any Statement of Work, such Expedia Data (including copies thereof) will be promptly returned to Expedia by TRX in a form reasonably requested by Expedia or, if Expedia so elects, will be destroyed by TRX and TRX will certify such destruction in writing. Expedia Data will not be utilized or disclosed by TRX for any purpose other than that of rendering the Services under this Agreement or otherwise as required under Applicable Law. In utilizing the Expedia Data as permitted in the forgoing sentence, TRX will make Expedia Data available only to those TRX Personnel who are assigned by TRX to perform the Services and only to the extent necessary for those individuals to perform their specific responsibilities in connection with TRX’s performance and delivery of the Services.

* Confidential Treatment Requested

14.2 Data Protection Laws. TRX will perform the Services and TRX’s other obligations in a manner that complies with all applicable Expedia policies, as such policies change from time to time (as such policies are provided to TRX in writing), and applicable data protection laws and the Privacy Laws including any Applicable Laws relating to the collection, use, processing, protection or disclosure of data relating to individuals or corporations, including personal data, during the provision of the Services delivered under this Agreement (collectively, “Data Protection Laws”). TRX will not take any action that puts Expedia in breach of its obligations under the Data Protection Laws and nothing in this Agreement will be deemed to prevent Expedia from taking the steps it reasonably deems necessary to comply with the Data Protection Laws. The Parties agree to reasonably cooperate with any request by the other Party to facilitate compliance with such Party’s respective obligations under Data Protection Laws as it relates to the Services hereunder.

14.3 Safeguarding Expedia Data. TRX represents and warrants that TRX has, and will continue to have for so long as TRX retains Expedia Data, adequate administrative, technical, and physical safeguards: (a) to insure and protect the security and confidentiality of Expedia Data, (b) to protect against any anticipated threats or hazards to the security or integrity of Expedia Data that could result in harm or inconvenience to any Expedia customer, and (c) to protect against unauthorized access to or use of Expedia Data. Expedia will have the right to establish backup security for Expedia Data and to keep backup Expedia Data and Expedia Data files in its possession if it chooses. Without limiting the generality of Section 14.3:

(a)	TRX Personnel will not attempt to access, or allow access to, any Expedia Data which they are not permitted to access under this Agreement. If such access is attained, TRX will immediately terminate such access, report such incident to Expedia, describe in detail the accessed Expedia Data and return to Expedia any copied or removed Expedia Data.

(b)	With respect to all TRX facilities, TRX will utilize commercially reasonable efforts, including through systems security measures, to guard against the unauthorized access, alteration or destruction of software, and Expedia Data. Such measures will include the installation of software which (i) requires all users to enter a user identification and password prior to gaining access to the information systems; (ii) controls and tracks the addition and deletion of users; and (iii) controls and tracks user access to areas and features of the information systems;

(c)	TRX will use (and will cause TRX Personnel to use) the Expedia information technology system only as authorized by Expedia and only for the purpose of providing the Deliverables and Services to and for Expedia;

(d)	TRX will not (and will cause TRX Personnel not to) break, bypass or circumvent, or attempt to break, bypass or circumvent, any security system or measure of Expedia, or obtain, or attempt to obtain, access to any hardware, program or data other than that which TRX owns, is developing or testing pursuant to TRX provision of the Deliverables and Services or to which TRX has been given access by Expedia in writing;

(e)	TRX will observe and comply with (and will cause TRX Personnel to comply with) all security, conduct and safety measures, policies, procedures and regulations including, without limitation, encryption of data as Expedia may establish and provide to TRX in writing from time to time; and

(f)	TRX will not intercept, listen to or access or attempt to intercept, listen to or access any communications by Expedia personnel and/or Expedia Contractors who use TRX’s telecommunications, computer hardware or other communications equipment at the Service Locations or otherwise; provided, that Expedia acknowledges that use of the TRX network inherently involves logging of internet usage in accordance with TRX security operations.

14.4 Diagnostic Data. The Parties agree that all Diagnostic Data will be deemed to be the Confidential Information of both Parties hereunder and subject to the protections set forth in Article 13, except as follows: (a) upon request of Expedia, TRX will promptly furnish any Diagnostic Data in its possession to Expedia, and (b) neither Party will share any Diagnostic Data with any Third Party without the prior consent of the other Party, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if either Party reasonably believes that such Diagnostic Data must be shared with a Third Party in order to identify, assess or remedy a potential system issue, interoperability problem, or other error, then such Party may disclose such Diagnostic Data solely for such limited purpose, provided, that the disclosing Party will ensure that it has a written confidentiality agreement with the recipient Third Party at least as protective of the Diagnostic Data as the requirements set forth in this Agreement.

ARTICLE 15. INTELLECTUAL PROPERTY

15.1 Pre-Existing Works. The Parties acknowledge that certain Works were created by TRX for Expedia prior to the Effective Date of this Agreement (collectively, “Pre-Existing Works”). Notwithstanding anything to the contrary in any previous agreement between the Parties, the ownership and/or license rights of TRX and Expedia to the Pre-Existing Works listed in the attached Exhibit K (Pre-Existing Works) are as specified therein. If a particular Pre-Existing Work is not listed on Exhibit K, such Work will be deemed to be a TRX Work for the purposes of this Agreement.

15.2 Expedia Works. Expedia is the sole and exclusive owner of all Expedia Works, and all enhancements and Derivative Works of such Expedia Works, including all Intellectual Property Rights in such Expedia Works. Expedia hereby grants to TRX and its Affiliates a non-exclusive, non-transferable, worldwide, limited right and license to use, execute, reproduce, display, perform, modify, enhance and create Derivative Works of the Expedia Works furnished by Expedia to TRX for the sole purpose of providing the Services during the Term pursuant to this Agreement; provided, that this license does not give TRX the right, and TRX is not authorized, to sublicense such Expedia Works or use Expedia Works for the benefit of other customers or for any other purpose without Expedia’s prior written consent. Subject to Article 12, TRX will cease use of such Expedia Works upon termination of this Agreement.

15.3 TRX Works. TRX is the sole and exclusive owner of all TRX Works, and all enhancements and Derivative Works of such TRX Works, including all Intellectual Property Rights in such TRX Works. TRX will be responsible for maintenance and support of all of the TRX Works. TRX hereby grants to Expedia and its Affiliates a non-exclusive, non-transferable, worldwide, royalty-free (or such license fee that the Parties may mutually agree) limited right and license to use, display or distribute the TRX Works furnished by TRX to Expedia in connection with the Services for Expedia and its Affiliates’ internal use, and to sublicense the foregoing rights to Third Parties (including, but not limited to, Expedia Contractors) who are performing services on behalf of Expedia or Expedia’s Affiliates. Subject to Article 12, Expedia’s right to use TRX Works will automatically terminate upon termination of this Agreement.

15.4 Third Party Works. In the event that TRX uses or incorporates any Third Party Works in the Services, TRX shall procure for Expedia the right to use such Third Party Works during the term of this Agreement. TRX will not incorporate any Third Party Works into any Expedia-owned Developed Work without the prior written consent of Expedia, and will provide notice to Expedia prior to incorporating any Third Party Works into any TRX-owned Developed Work. Unless otherwise agreed by the Parties in writing, (a) TRX will reasonably assist Expedia to obtain appropriate license rights to such Third Party Works prior to incorporation into or use of any Third Party Works in connection with Expedia-owned Developed Works, and (b) TRX will obtain all necessary license rights to such Third Party Works prior to incorporation into or use of any Third Party Works in connection with TRX-owned Developed Works.

15.5 Rights in Developed Works. Each Statement of Work under this Agreement that calls for the creation of any Developed Works may specify the applicable ownership and license rights pertaining to such

Developed Works. If such Statement of Work does not specify the applicable ownership and license rights pertaining to such Developed Works, then the following will apply:

(a)	*

(b)	*

(c)	*

(d)	*

15.6 Other Rights Regarding Developed Works. All licenses and rights granted under or pursuant to this Agreement will be deemed to be, for the purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses to rights in “intellectual property” as defined under the Bankruptcy Code. Accordingly, the licensee of such rights will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Upon the commencement of bankruptcy proceedings by or against either Party under the Bankruptcy Code, the other Party will be entitled to retain all of its license rights granted under this Agreement.

15.7 Publicly Available Software and Malicious Code. TRX will not incorporate any Publicly Available Software in whole or in part into any part of the Developed Works or Expedia Works or use Publicly Available Software in whole or in part in the development of any part of the Developed Works in a manner that may subject the

* Confidential Treatment Requested

Developed Works or the Expedia Works, in whole or in part, to all or part of the license obligations of any Publicly Available Software. TRX will employ the most current available antivirus programs and policies to reduce the risk to the maximum extent reasonably possible that no forms of Malicious Code are introduced into Deliverables or Developed Works or the equipment or software of Expedia or Expedia Contractors (as applicable to TRX). Additionally, TRX will not (a) incorporate Malicious Code into the Deliverables, Developed Works, or equipment or software of Expedia or Expedia Contractors (as applicable to TRX), (b) invoke any hardware limiting, software limiting or services limiting function (including any key, node lock, time out or other similar functions) at any time, whether implemented by electronic or other means into the Deliverables, Developed Works, or equipment or software of Expedia or Expedia Contractors (as applicable to TRX); provided, that, subject to Article 12, TRX may terminate or revoke license keys to TRX Works as necessary to prevent Expedia’s access to the Services following termination of this Agreement.

15.8 Use of Expedia Name. As of the Effective Date, Expedia grants TRX a non-exclusive, personal, non-transferable, non-assignable, royalty-free license to use the Expedia name and logo: (i) solely as required to perform the Services in accordance with the terms and conditions of this Agreement and any Statement of Work; and (ii) subject to prior written approval by Expedia of each particular use, on TRX’s client list and published on both its website and in marketing materials. Such use shall be pursuant to the terms of this Agreement and shall be in accordance with the trademark and branding requirements set forth in the Policies and Procedures Manual or as may be furnished from time to time by Expedia to TRX. Such license grant shall remain in effect while this Agreement is in good standing, but shall expire at the expiration or earlier termination of this Agreement. For avoidance of doubt, TRX’s uses of Expedia’s name and logo specified on Exhibit L are hereby approved by Expedia.

15.9 *

(a)	*

(b)	*

(c)	*

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(d)	*

(e)	*

(f)	*

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(g)	*

(h)	*

ARTICLE 16. REPRESENTATIONS AND WARRANTIES

16.1 Expedia Representations and Warranties. Expedia represents, warrants and covenants that: (a) Expedia has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement; (b) the execution, delivery and performance of this Agreement has been duly authorized by Expedia; (c) Expedia is in compliance in all material respects with all Applicable Laws in connection with its obligations under this Agreement; and (d) as of the Effective Date, there is no outstanding litigation, arbitrated matter or other dispute to which Expedia is a party which, if decided unfavorably to Expedia, would reasonably be expected to have a potential or actual material adverse effect on Expedia’s or TRX’s ability to fulfill its respective obligations under this Agreement. Expedia will provide prompt written notice to TRX if, after the Effective Date, it becomes a party to any litigation, arbitrated matter or other dispute which, if decided unfavorably to Expedia, would reasonably be expected to have a potential or actual adverse effect on Expedia’s or TRX’s ability to fulfill its respective obligations under this Agreement.

16.2 TRX Representations and Warranties. TRX represents, warrants and covenants that: (a) TRX has all requisite necessary right, power and authority to execute this Agreement and grant the rights herein; (b) TRX is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it; (c) the execution of this Agreement and performance of the Services by TRX will not violate any service, employment, confidentiality, consulting or other agreement to which TRX or TRX Personnel is a party or by which TRX or TRX Personnel may be bound; (d) TRX will comply with all Applicable Laws (including, but not limited to, any such requirements imposed upon Expedia with respect to the Services so long as such requirements are unique to Expedia and not other clients of TRX are provided to TRX in writing) and will obtain all applicable permits and licenses required of TRX in connection with its obligations under this Agreement; (e) TRX will perform the Services in a timely, efficient, expeditious and professional manner, in accordance with the practices and professional standards used in well managed operations performing services similar to the Services; (f) all TRX Personnel will be properly qualified to perform the Services; (g) TRX will (i) use efficiently the resources or services necessary to provide the Services, and (ii) perform the Services in a reasonable manner consistent with the required level of quality and performance; and (h) at the Effective Date there is no outstanding litigation, arbitrated matter or other dispute to which TRX is a party which, if decided unfavorably to TRX, would reasonably be expected to have a

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potential or actual adverse effect on Expedia’s or TRX’s ability to fulfill its respective obligations under this Agreement. TRX will provide prompt written notice to Expedia if, after the Effective Date, it becomes a party to any litigation, arbitrated matter or other dispute which, if decided unfavorably to TRX, would reasonably be expected to have a potential or actual adverse effect on Expedia’s or TRX’s ability to fulfill its respective obligations under this Agreement.

16.3 Limited Warranty for Deliverables. TRX represents and warrants that all Deliverables shall perform materially in accordance with the specifications stated in the applicable Statement of Work for a period of * days following acceptance by Expedia. If Expedia gives TRX written notice that a Deliverable fails to comply with applicable specifications in the applicable Statement of Work during the * day warranty period, TRX shall, *, use commercially reasonable efforts to correct the noncompliance (i.e., by furnishing a correction or replacement of the noncomplying Deliverable). If after the expenditure of commercially reasonable efforts TRX is unable to correct the noncompliance, TRX may refund to Expedia all of the compensation paid by Expedia to TRX for such Deliverable in full satisfaction of TRX’s obligations regarding such warranty.

16.4 No Warranty. In providing Services to Expedia customers and any other persons or entities, TRX shall make no representations nor undertake any obligations on behalf of Expedia concerning the Services or any other Expedia products or services beyond those expressly made or undertaken by Expedia and communicated to Expedia customers on the Expedia web site. TRX, including all of TRX Personnel, shall conform to all Applicable Laws and government rules and regulations. TRX assumes all responsibility for providing any training that may be required to ensure compliance with such legal requirements. TRX shall offer to Expedia customers only those Services authorized by this Agreement, advising customers requesting other services that Expedia does not provide such services, and then documenting and advising Expedia of all such requests

16.5 Disclaimer. EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS, CONDITIONS OR WARRANTIES TO THE OTHER PARTY, WHETHER EXPRESS OR IMPLIED, AND EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF NON INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 17. INDEMNITY

17.1 General Indemnity. Each Party (“Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party, its Affiliates and their respective officers, directors, employees, agents, representatives, successors, and assigns (“Indemnified Parties”), from and against any and all Third Party claims, damages, losses, suits, actions, demands, proceedings, expenses, and/or liabilities of any kind (including but not limited to reasonable attorneys’ fees incurred and/or those necessary to successfully establish the right to indemnification) threatened, asserted or filed (collectively, “Claims”), against the Indemnified Party, to the extent that such Claims arise out of or relate to: (a) the Indemnifying Party’s breach or alleged breach of any warranty, representation or covenant made under this Agreement; (b) infringement or misappropriation or alleged infringement or misappropriation of an Intellectual Property Right of a Third Party (i) in the case of TRX as the Indemnifying Party, by the TRX Works, the Developed Works (except to the extent such Claim is based upon Expedia Specifications) or any Services (excluding Expedia Works used therein), or (ii) in the case of Expedia as the Indemnifying Party, the Expedia Works or the Expedia Specifications; (c) violation of Applicable Law by the Indemnifying Party; (d) Claims by government regulators or agencies for fines, penalties, sanctions, underpayments or other remedies to the extent such fines, penalties, sanctions, underpayments or other remedies relate to Indemnifying Party’s failure to perform its responsibilities under this Agreement; (e) the death or bodily injury of any agent, employee, customer, business, invitee, business visitor or other person caused by the negligence or other tortious conduct of Indemnifying Party or the failure of Indemnifying Party to comply with its obligations under this Agreement; and (f) the damage, loss, disappearance or destruction of any real or tangible personal property caused by the negligence or other tortious conduct of Indemnifying Party or the failure of Indemnifying Party to comply with its obligations under this Agreement

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17.2 Infringement Remedy.

(a)	Notwithstanding anything in this Agreement to the contrary, should the TRX Works or any Developed Works (to the extent such Claim is not based upon Expedia Specifications) provided and/or the Services performed (or any portion thereof) under this Agreement be enjoined or be threatened to be enjoined, TRX will notify Expedia and promptly, at TRX’s expense: (i) procure for Expedia the right to continue use, sale, and/or marketing of the TRX Works or such Developed Works provided and/or the Services performed (or any portion thereof) under this Agreement or (ii) replace or modify the TRX Works or such Developed Works provided and/or the Services performed (or any portion thereof) under this Agreement such that it is non-infringing, provided that the replacement or modification materially conforms to the requirements for the Services set forth herein and in any relevant Statement of Work. If (i) or (ii) are not available to TRX, in addition to any damages or expenses reimbursed under this Article 17, Expedia will have the right to terminate this Agreement.

(b)	Notwithstanding anything in this Agreement to the contrary, should any Expedia Works (or any portion thereof) or Developed Works (to the extent such Claim is not based upon Expedia Specifications) under this Agreement be enjoined or be threatened to be enjoined, Expedia will notify TRX and promptly, at Expedia’s expense: (i) procure for TRX the right to continue use, and/or marketing of the Expedia Works or such Developed Works provided or (ii) replace or modify the Expedia Works or Expedia Specifications provided and/or the Services performed (or any portion thereof) that incorporate the Expedia Works or such Developed Works under this Agreement such that it is non-infringing, provided that the replacement or modification materially conforms to the requirements for the Services set forth herein and in any relevant Statement of Work. If (i) or (ii) are not available to Expedia, in addition to any damages or expenses reimbursed under this Article 17, TRX shall cease all use of such Expedia Works or such Developed Works, as the case may be.

17.3 Indemnification Procedures. The Indemnified Party will have the right to approve the counsel selected by other Party for defense of the Claims. The Indemnified Party will provide the Indemnifying Party reasonably prompt written notice of any such Claims and provide reasonable information and assistance, at Indemnifying Party’s expense, to help defend such Claims. The Indemnifying Party will not have any right, without the Indemnified Party’s written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of the Indemnified Party or its Affiliates or otherwise requires the Indemnified Party or its Affiliates to take or refrain from taking any material action (such as the payment of fees).

ARTICLE 18. LIMITATION OF LIABILITY

18.1 LIMITATIONS. *, IN NO EVENT WILL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES OF ANY NATURE ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF SUCH PARTY WILL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING WILL APPLY REGARDLESS OF THE NEGLIGENCE OR OTHER FAILURE OF EITHER PARTY AND REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN CONTRACT NEGLIGENCE, TORT, STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 18.1, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY IMPAIRMENT OR LOSS OF GOODWILL, OR

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DIMINISHMENT OF STOCK PRICE OF THE OTHER PARTY. *.

18.2 MAXIMUM LIABILITY. THE MAXIMUM CUMULATIVE LIABILITY OF A PARTY AND ITS AFFILIATES TO THE OTHER PARTY AND ITS AFFILIATES HEREUNDER WILL NOT EXCEED THE AGGREGATE AMOUNTS PAID OR PAYABLE BY EXPEDIA AND ITS AFFILIATES TO TRX UNDER THIS AGREEMENT OR ANY PREDECESSOR AGREEMENT(S) IN THE * PERIOD THAT IMMEDIATELY PRECEDED THE ACT WHICH GAVE RISE TO THE CLAIM. NOTWITHSTANDING THE FOREGOING, WITH RESPECT TO AMOUNTS PAYABLE TO A THIRD PARTY SUBJECT PURSUANT TO THE INDEMNITY UNDER ARTICLE 17 (INDEMNITY), MAXIMUM LIABILITY *. THE FOREGOING LIMITATIONS OF LIABILITY WILL APPLY NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY HEREIN.

ARTICLE 19. INSURANCE

19.1 Insurance. TRX warrants that it will maintain sufficient insurance coverage to enable it to meet its obligations created by this Agreement and by law. Without limiting the foregoing, to the extent this Agreement creates exposure generally covered by the following insurance policies, TRX will maintain (and will cause each of its TRX Contractors performing any services hereunder to maintain) at its sole cost and expense at least the following insurance covering its obligations under this Agreement:

(a)	Commercial General Liability insurance, including (i) bodily injury, (ii) property damage, (iii) contractual liability coverage, and (iv) personal and advertising injury, in an amount not less than Five Million Dollars ($5,000,000) per occurrence;

(b)	Workers Compensation at statutory limits and Employer’s Liability at limits not less than One Million Dollars ($1,000,000) per occurrence; and

(c)	Professional Liability Insurance covering errors and omissions and wrongful acts in the performance of the Services. Such insurance will bear a combined single limit per occurrence of not less than Five Million Dollars ($5,000,000).

19.2 Policy Details. TRX will ensure that all of the above policies (a) contain a waiver of subrogation against Expedia and its Affiliates, (b) name Expedia and its Affiliates and assignees as additional insureds, and (c) contain a provision requiring at least thirty (30) days’ prior written notice to Expedia of any cancellation, modification or non-renewal. Within thirty (30) days following the Effective Date, and upon the renewal date of each policy, TRX will furnish to Expedia certificates of insurance and such other documentation relating to such policies as Expedia may reasonably request.

ARTICLE 20. CONTINUED PROVISION OF SERVICES

20.1 Force Majeure. If TRX’s performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed by any cause or condition beyond its reasonable control, such as fire, flood, earthquake, human health epidemic (as officially declared by the World Health Organization), elements of nature or acts of God, acts of war, terrorism, riots, rebellions or revolutions (each, a “Force Majeure Event”), TRX will use its reasonable efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means. To the extent TRX’s performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed by a Force Majeure Event and such non

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performance, hindrance or delay could not have been reasonably prevented, then TRX will be excused for such non performance, hindrance or delay, as applicable, of those obligations affected by the Force Majeure Event for as long as the Force Majeure Event continues and TRX continues to use its reasonable efforts to recommence performance pursuant to the foregoing sentence. TRX will promptly notify Expedia of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event. If a Force Majeure Event continues to prevent, hinder or delay performance of any of the Services for more than thirty (30) days, Expedia may terminate this Agreement, in whole or in part, as of a date specified by Expedia in a termination notice to TRX. TRX will not have the right to any additional payments from Expedia as a result of any Force Majeure Event, provided that TRX will deliver all work in progress and all other Deliverables to Expedia, and will be entitled to payments for amounts due for (i) all Deliverables that have been accepted by Expedia in accordance with Section 3.5, and (ii) the reasonable and necessary non-cancelable costs incurred by TRX in performing Services prior to the effective date of termination other than on Deliverables that have been accepted by Expedia in accordance with Section 3.5.

20.2 Continuation of Services. TRX will use its reasonable efforts to mitigate the impact of its nonperformance notwithstanding the Force Majeure Event including, without limitation, promptly moving the Services to an alternate Service Location reasonably acceptable to Expedia within * days of such event.

20.3 Allocation of Leveraged Resources. Whenever a Force Majeure Event causes TRX to allocate leveraged resources between or among TRX’s customers and Expedia, Expedia will receive at least the same priority as they received immediately prior to the Force Majeure Event and no other TRX customer will receive higher priority in respect of such leveraged resources.

ARTICLE 21. DISPUTE RESOLUTION

21.1 Informal Dispute Resolution. Prior to the initiation of formal dispute resolution procedures as to any dispute (except as provided in Section 21.1(e)), the Parties will first attempt to resolve each dispute informally, as follows:

(a)	The Parties agree that the Expedia Contact and the TRX Account Manager will attempt in good faith to resolve all disputes (except as provided in Section 21.1(e)). In the event the Expedia Contact and the TRX Account Manager are unable to resolve a dispute in an amount of time that either Party deems reasonable under the circumstances, such Party may refer the dispute for resolution to the senior corporate executives specified in Section 21.1(b) below upon written notice to the other Party.

(b)	Within five (5) business days of a notice under Section 21.1(a) above referring a dispute for resolution by senior corporate executives (the “Executive Committee”), which will be comprised of two senior executives (at least VP level) of Expedia selected by Expedia and three (3) senior executives (one of which must either be the Chief Executive Officer or the Chief Financial Officer) of TRX, the Expedia Contact and the TRX Account Manager will prepare and provide to the Executive Committee summaries of the relevant information and background of the dispute, along with any appropriate supporting documentation, for its review. The members of the Executive Committee will confer as often as they deem reasonably necessary in order to gather and furnish to the other all information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection with its resolution. The Executive Committee will discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding. The specific format for the discussions will be left to the discretion of the Executive Committee, but may include the preparation of agreed upon statements of fact or written statements of position.

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(c)	During the course of negotiations under this Section 21.1, all reasonable requests made by one Party to another for non-privileged information, reasonably related to the dispute, will be honored in order that each of the Parties may be fully advised of the other’s position.

(d)	If the Parties are unable to resolve the dispute within thirty (30) days following referral to the Executive Committee, then either Party may request mediation of the dispute with a mutually agreed upon mediator. If either Party requests mediation, both Parties will participate in good faith in such mediation; provided, that neither Party will be obligated to agree to settlement of the dispute in connection with such mediation. If the Parties cannot agree upon the selection of a mediator, the mediator will be chosen from the list of certified mediators maintained by the court having jurisdiction over this Agreement. The Parties agree to share the cost of any independent mediator engaged to assist the Parties in resolving their differences. The formal resolution of a dispute may not be commenced until the earlier of (i) the Parties conclude in good faith that amicable resolution through mediation and/or continued negotiation of the matter does not appear likely, or (ii) thirty (30) days after the dispute has been referred to mediation.

(e)	Notwithstanding anything to the contrary in this Agreement, a dispute relating to a Party’s Intellectual Property Rights or with respect to a Party’s breach or alleged breach of Article 13 (Confidentiality), Article 14 (Safeguarding of Data) or Article 15 (Intellectual Property) will not be subject to the informal dispute resolution process in this Section 21.1, and no provision of, or the exercise of any rights under this Section 21.1 will limit the right of any Party to (i) avoid the expiration of any applicable limitations period, (ii) obtain equitable relief, or (iii) preserve a superior position with respect to other creditors.

21.2 Continued Performance. So long as Expedia is current on its undisputed payment obligations hereunder, TRX agrees that it will, unless otherwise directed by Expedia, continue performing its obligations under this Agreement while any dispute is being resolved; provided that this provision will not operate or be construed as extending the Term or prohibiting or delaying Expedia’s exercise of any right it may have to terminate the Term as to all or any part of the Services.

21.3 Governing Law and Jurisdiction. This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of Washington, without reference to its choice of law principles to the contrary. Neither Party will commence or prosecute any action, suit, proceeding or claim arising out of or related to this Agreement other than in the state or federal courts located in King County, State of Washington. Each Party hereby irrevocably consents to the jurisdiction and venue of such courts in connection with any such action, suit, proceeding or claim. In any suit, arbitration, mediation or other action to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing Party will be entitled to recover its costs, including reasonable attorneys’ fees, including without limitation, costs and fees incurred on appeal or in a bankruptcy or similar action.

ARTICLE 22. MISCELLANEOUS

22.1 Notices. All notices, authorizations, and requests in connection with this Agreement will be deemed given (a) one (1) business day after they are sent by overnight air express courier, charges prepaid (for communications sent and received within the United States), or (b) three (3) business days after they are sent by international overnight air express courier, charges prepaid (for communications originating from or received outside the United States), in each case to the address set forth above or to such other address as the Party to receive the notice or request so designates by written notice to the other.

22.2 *

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22.3 Waiver. No waiver of any term, condition or obligation of this Agreement will be valid unless made in writing and signed by the Party to which such performance is due. No failure or delay by any Party at any time to enforce one or more of the terms, conditions or obligations of this Agreement will (a) constitute waiver of such term, condition or obligation, (b) will preclude such Party from requiring performance by the other Party at any later time, or (c) will be deemed to be a waiver of any other subsequent term, condition or obligation, whether of like or different nature.

22.4 Relationship of Parties. This Agreement is not intended to create any relationship other than TRX as an independent contractor performing Services covered by this Agreement and Expedia as the Party contracting with TRX for those services. No Party is a partner for any purpose whatsoever. TRX acknowledges that it is not authorized to make any contract, agreement or warranty on behalf of Expedia. Under no circumstance will one Party’s employees be construed to be employees of the other Party, nor will one Party’s employees be entitled to participate in the profit sharing, pension or other plans established for the benefit of the other Party’s employees or be deemed an employee of the other Party for purposes of federal or state withholding taxes, worker’s compensation, disability, social security taxes, unemployment compensation, or similar schemes of any governmental authority.

22.5 Assignment. This Agreement may not be assigned by either Party without the prior written consent of non-assigning Party (whether by operation of law or otherwise) which shall not be unreasonably withheld. Subject to the foregoing, this Agreement will inure to and bind all successors, assigns, receivers and trustees of the respective Parties hereto.

22.6 Severability. This Agreement will be enforced to the fullest extent permitted by Applicable Law. If any provision of this Agreement is held to be invalid or unenforceable to any extent, then the remainder of this Agreement will have full force and effect and such provision will be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision.

22.7 Entire Agreement. This Agreement (together with the NDA) contains the entire agreement between the Parties and supersedes all oral understandings, representations, prior discussions and preliminary agreements with respect to the subject matter of this Agreement and any Statements of Work hereunder, including, but not limited to, oral and written understandings regarding performance of Services in Canada and the Netherlands, the Amended and Restated Expedia, Inc. / TRX, Inc. Service Agreement, dated November 1, 2003; the Agreement for Provision of Services between Expedia, Inc. and e-TRX Limited dated October 3, 2001 as amended; and the Agreement for the Provision of Travel Fulfillment Services between Expedia, Inc. and TRX Germany GmbH, dated June 13, 2003 as amended. For avoidance of doubt, unless otherwise set forth in a Statement of Work, this Agreement does not affect any oral and/or written understandings regarding performance of Services by TRX, any TRX Affiliate or L’Orchidea for Expedia’s Point of Sale in Italy. Except as otherwise expressly stated herein, this Agreement and any exhibits and Statements of Work hereto may be amended only in writing signed by all Parties.

22.8 Customer Care Obligations. Expedia expressly acknowledges that as of the Effective Date of this Agreement, except for TRX’s obligations hereunder with respect to customer care for Expedia’s Germany and Netherlands Points of Sale, TRX shall have no obligations, responsibility, or liability for customer care activities (except such potential obligations and liabilities that naturally survive termination of such agreement(s) in which the call center activities are referenced).

22.9 Pricing for New Points of Sale. The parties agree to work in good faith to finalize pricing for establishing new Points of Sale no later than December 31, 2006.

22.10 Counterparts. This Agreement may be executed in several counterparts, all of which taken together will constitute one single agreement between the Parties hereto.

22.11 Headings. The article and Article headings and the table of contents used herein are for reference and convenience only and will not be considered in the interpretation of this Agreement.

22.12 Publicity. TRX will not issue any press releases, or otherwise make any public statements or communications regarding this Agreement, its terms or the relationship of the Parties without Expedia’s prior written consent. Notwithstanding the foregoing, the Parties agree that, as soon as reasonably practicable after execution of this Agreement, the Parties will issue a mutually agreeable press release announcing the execution of this Agreement.

22.13 Export. The Parties acknowledge that certain software and technical data to be provided hereunder and certain transactions hereunder may be subject to export controls under the laws and regulations of the United States, the European Union and other jurisdictions. No Party will export or re export any such items or any direct product thereof or undertake any transaction in violation of any such laws or regulations. The Parties will be responsible for, and will coordinate and oversee, compliance with such export laws in respect of such items exported or imported hereunder.

22.14 Foreign Corrupt Practices Act. In conformity with the United States Foreign Corrupt Practices Act in connection with the transaction contemplated under this Agreement, each Party and its employees and agents will not directly or indirectly make any offer, payment, or promise to pay; authorize payment; nor offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing any act or decision of an official of any government (including a decision not to act) or inducing such a person to use his or her influence to affect any such governmental act or decision in order to assist such Party in obtaining, retaining or directing any such business.

22.15 Third Party Beneficiaries. The Parties acknowledge and agree that any Expedia Affiliate receiving Services from TRX hereunder is an express third party beneficiary of the provisions of this Agreement, and that such Expedia Affiliate will be entitled to the rights and benefits hereunder, and may directly enforce the provisions hereof as if it were a party hereto. Except as expressly provided in the previous sentence, this Agreement is entered into solely between, and may be enforced only by, Expedia and TRX. This Agreement will not be deemed to create any rights or causes of action in or on behalf of any Third Parties, including without limitation employees, vendors and customers of a Party, or to create any obligations of a Party to any such Third Parties.

22.16 Language. This Agreement is being executed in English language. The Parties acknowledge and agree that all communications between them will be in English.

22.17 Order of Precedence. In the event of any conflict between this Agreement and any document incorporated by reference into this Agreement, the Parties shall attempt to read any such conflicting provisions consistently, however, in the event such a consistent reading cannot be accomplished, the order of precedence will be as follows: (1) the terms of any Statement of Work expressly augmenting or amending the terms of the Agreement, (2) the main body of this Agreement, and (3) the Exhibits and attachments to this Agreement.

[SIGNATURES ON THE NEXT PAGE]

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IN WITNESS WHEREOF, each of Expedia and TRX has caused this Agreement to be signed and delivered by its duly authorized representative as of the Effective Date.

EXPEDIA, INC.		TRX, INC.

By:	/s/ Expedia	By:	/s/ Trip Davis
Title:	President and CEO	Title:	President and CEO
Date:	12/6/2006	Date:	7 December 2006

[SIGNATURE PAGE TO MASTER SERVICES AGREEMENT]

EXHIBIT A

Defined Terms

The following defined terms used in this Agreement will have the meanings specified below:

“ACW” means Airline Commission Worksheet, a spreadsheet completed by Expedia that is used to notify TRX of a new Carrier Contract and/or changes, additions or deletions to existing Carrier Contracts (e.g., commission rates, requirements for tour codes or designators).

“Add Collects” means compensation due to the Carrier when an exchange is processed, reflecting the difference between the fare originally paid and the applicable new fare.

“Affiliate” means, generally, with respect to any entity, any other entity controlling, controlled by or under common control with such entity at the time in question, where “control” means the possession, direct or indirect, of the power to solely direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise. For example, Hotwire, Inc. and Expedia Corporate Travel LLC are both “Affiliates” of Expedia, Inc.

“Agent Reporting Agreements” means, collectively, the ARC Agent Reporting Agreement and the BSP Agent Reporting Agreement.

“Agreement” has the meaning set forth in the preamble hereof.

“Applicable Law” means any U.S. (including state law) and foreign laws, ordinances, rules, regulations, orders, codes, directives, legislative acts, rules of court, orders and similar controlling authority as applicable.

“ARC” means the Airline Reporting Corporation, an airline-owned company serving the travel industry with financial services, data products and services, Ticket distribution, and settlement services in the United States, Puerto Rico and the U.S. Virgin Islands.

“ARC Agent Reporting Agreement” means the agreement between Expedia and ARC that permits Expedia to issue Tickets on behalf of Carriers.

“ARC Period” means a one-week period beginning on 12:01 a.m. Monday and ending at Midnight the immediately following Sunday, Local Time.

“Average Daily Profit” means the Average Daily Tickets multiplied by the Average Profit Per Ticket.

“Average Daily Tickets” means the total number of Tickets sold by Expedia for a specified Carrier in the previous twelve (12) months, divided by 365.

“Audit Period” shall have the meaning set forth in Section 8.3.

“Average Profit Per Ticket” means the total compensation received by Expedia for booking of a specified Carrier’s Tickets in the previous twelve (12) months (including, but not limited to, booking fees, commissions and overrides), divided by the total number of Tickets sold by Expedia for that Carrier in the same period.

“Bankruptcy Code” has the meaning set forth in Section 15.6.

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“BSP” means Billing and Settlement Plan, an IATA system for facilitating the settlement operations for airlines and IATA travel agents for transactions outside the United States.

“BSP Agent Reporting Agreement” means the agreement between Expedia and IATA that permits Expedia to issue Tickets on behalf of Carriers.

*

“Cardholder Data” has the meaning set forth in Section 10.4.

“Carrier” means an airline for which Expedia processes bookings using TRX Services.

“Carrier Contracts” means an agreement between Expedia or an Expedia Affiliate and a Carrier permitting Expedia or such Expedia Affiliate to book Tickets for its customers on such Carrier’s flights.

“Cause” means the occurrence of one or more of the following events with respect to TRX Personnel: (a) incompetent or unprofessional performance of the Services, (b) violation or alleged violation of Applicable Law; (c) use of illegal substances; deception, fraud, misrepresentation or dishonesty; (d) any incident compromising TRX Personnel’s ability to effectively represent and provide Services for Expedia; (e) any act or omission which impairs Expedia’s business, goodwill or reputation; or (f) any other violation of any provision of this Agreement.

“CCM” means CORREX Contract Manager, a system into which TRX loads relevant information from an ACW to enable calculating of the appropriate commission to be applied to a PNR.

“Change in Control” means the consummation of (a) a reorganization, merger, consolidation, sale or other disposition of substantially all the assets of TRX, or (b) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of either (i) the then outstanding shares of common stock of TRX, or (ii) the combined voting power of the then outstanding voting securities of TRX entitled to vote generally in the election of directors.

“Change Order Process” means the process for modifying Services under a Statement of Work or requesting new Services under a Statement of Work, as described in Section 3.4.

“Change Order Request Clarification” has the meaning set forth in Section 3.4.

“Change Request” has the meaning set forth in Section 3.4.

“Claims” has the meaning set forth in Section 17.1.

“Commission Entries” means the number of Tickets that TRX populates with commission information.

“Confidential Information” has the meaning set forth in Exhibit J.

“Coupon” means a physical or electronic document that is produced by TRX to evidence a travel transaction. There are three different copies of a coupon created for every travel transaction—(a) passenger coupon, (b) agent coupon, and (c) auditor coupon.

“Customer Charge-Backs” means charge-backs related to (i) credit card charges that are denied or rejected by the credit card issuer, or (ii) customer fraud. All Customer Charge-Backs must be documented in either Debit Memos or letters from credit card issuers.

* Confidential Treatment Requested

“Data Protection Laws” has the meaning set forth in Section 14.2.

“Debit Memo” means a written or electronically transmitted request from a Carrier to Expedia for payment of an obligation arising under this Agent Reporting Agreements.

“Deliverables” means each deliverable (including software, documents and an item or performance of an activity) identified in either this Agreement or a Statement of Work, and any other deliverable agreed upon by the Parties in writing, including all software, documentation, goods, services and materials provided by TRX pursuant to this Agreement or any Statement of Work.

“Derivative Works” means a work based on one or more preexisting works, including a condensation, transformation, translation, modification, expansion or adaptation, that, if prepared without authorization of the owner of the copyright of such preexisting work, would constitute a copyright infringement under Applicable Law, but excluding the preexisting work.

“Developed Works” means Works made, conceived or reduced to practice by TRX or TRX Contractors, either solely or jointly with Expedia, in the course of the performance of the Services under this Agreement, and all Intellectual Property Rights therein and thereto, including, without limitation, (i) all works in progress, data or information, and (ii) all drafts and final copies of Deliverables. For avoidance of doubt, Developed Works do not include Expedia Works or TRX Works. For avoidance of doubt, Developed Works may be owned either by Expedia or TRX as set forth in a Statement of Work.

“Development Cost” means (a) the total productive hours by TRX Personnel spent to create a Developed Work, multiplied by (b) TRX’s fully-loaded hourly cost for such TRX Personnel, plus (c) any out-of-pocket expenditures made by TRX that are solely related to the creation of the Developed Work (e.g., required travel, purchase of materials specific to the Developed Work, etc.). Development Cost expressly excludes any development expense for the acceleration of timelines or expedited delivery of Developed Works that were documented on the Technology Roadmap at the time Expedia requested such Developed Works to be created, including any Developed Works that are not expressly listed on the Technology Roadmap but are (i) inherently necessary components of Works listed on the Technology Roadmap, or (ii) are dependencies of any Works listed on the Technology Roadmap.

“Diagnostic Data” means log files, trace reports, and other diagnostic files or technical information used to identify, assess and/or repair potential system issues, interoperability problems, and other errors relating to the Services TRX performs for Expedia hereunder.

“Disaster Recovery Service Location” has the meaning set forth in Section 3.7.

“ECT” has the meaning set forth in Section 5.8.

“Effective Date” has the meaning set forth in the preamble hereof.

“Executive Committee” has the meaning set forth in Section 21.1(b).

“Expedia” means Expedia, Inc. a Washington corporation, but may also refer to an Expedia Affiliate who has executed a Statement of Work hereunder as per Section 3.1 with respect to Services provided to such Expedia Affiliate under a Statement of Work executed by that Expedia Affiliate.

“Expedia Competitor” means any enterprise that is or that is preparing to be in competition with any aspect of Expedia or its business or anticipated business. Without limiting the generality of the foregoing, Expedia Competitors include any business whose commercial efforts involve (a) travel reservation services or support; or (b) any products or services which are, at any time during the Term, either (i) produced, marketed or otherwise exploited by Expedia, or (ii) in actual or demonstrably anticipated research or development by Expedia.

“Expedia Contact” has the meaning set forth in Section 6.1.

“Expedia Contractors” means the agents, consultants, subcontractors and other representatives of Expedia, but in all events excluding Expedia employees, TRX Personnel and those TRX Contractors who are not also Expedia agents, consultants, subcontractors, or other representatives.

“Expedia Costs” means costs for recalls of commissions; customer payouts and debit memos each to the extent associated with application issues; costs generated directly from Expedia decisions to ignore vendor demanded terms, like * requiring instant ticketing; costs for credit card clearing service; and costs for establishment and maintenance of the lockbox and bank account to be used by TRX as described in Exhibit B; costs charged by the GDS directly related to Expedia Travel (including, but not limited to, printers, gateways, circuits fileservers, hits, line charges, TAs - Expedia will pay GDS or vendor in question or reimburse TRX for these expenses); costs of paper consumables, including but not limited to ticket stock, ticket jackets, ticket stuffers, itineraries and envelopes, postage, courier fees, overnight and expedited delivery of travel documents; Customer Charge-Backs; and LTA fees not caused by TRX employee or TRX system error.

“Expedia Data” means all data and information submitted to TRX or any TRX Personnel by or on behalf of Expedia, including all such data and information relating to Expedia and its contractors, agents, employees, technology, operations, facilities, markets, products, capacities, systems, procedures, security practices, court records, court proceedings, research, development, business affairs and finances, ideas, concepts, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable subject matter, patents and other intellectual property and proprietary information. For avoidance of doubt, Expedia Data includes Expedia Personal Information and Expedia Confidential Information.

“Expedia Provider” has the meaning set forth in Section 15.9.

“Expedia Specifications” means the Expedia-furnished specifications and requirements for a Deliverable, as set forth in a Statement of Work.

“Expedia Works” means all Works made, conceived or reduced to practice by or on behalf of Expedia or acquired by Expedia independently of this Agreement, all enhancements and Derivative Works to such Works, and all Intellectual Property Rights therein and thereto. Notwithstanding the foregoing, Expedia Works specifically exclude TRX Works and Developed Works and specifically includes any Works developed or to be developed by Expedia hereunder for the purpose of assisting TRX in providing the Services.

“Force Majeure Event” has the meaning set forth in Section 20.1.

“Forecasted Fee” has the meaning set forth in Section 7.1.

“GDS” means Global Distribution System, a computerized system used to store and retrieve information and conduct transactions related to travel (e.g., locate and reserve inventory, find and process fares/prices applicable to the inventory, generate Tickets and travel documents, and generate reports on the transactions for accounting or marketing purposes).

“Governmental Approval” means any approval of or permission of any Governmental Authority.

“IAR” means Interactive ARC Report, a report of transactions during each ARC Period that is required to be submitted to ARC in accordance with the ARC Agent Reporting Agreement.

* Confidential Treatment Requested

“Indemnified Parties” has the meaning set forth in Section 17.1.

“Indemnifying Party” has the meaning set forth in Section 17.1.

“Initial Term” has the meaning set forth in Section 2.1.

“Intellectual Property Rights” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations, thereof, (ii) all trademarks, service marks, circuit layouts, and trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information, (vi) all computer software (including data and related documentation), (vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

“Key TRX Personnel” means the TRX Account Manager and any direct reports.

“Licensed Software” means any TRX Works that are licensed to Expedia and/or Expedia Affiliates pursuant to a Statement of Work.

“Local Time” means (a) Pacific Time for Services performed in North America, and (b) the time at the physical location where a transaction is processed by TRX (e.g., Ticket is printed) for Services performed outside of North America.

“Losses” means all losses, liabilities, damages, fines, penalties and claims (including taxes), and all related costs and expenses (including reasonable legal fees incurred and/or those necessary to successfully establish the right to indemnification, and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties).

“LTA” means Lost Ticket Application, a Carrier’s form application that TRX completes to support a claim by a passenger for reimbursement from a Carrier for paper Tickets purchased but not received and/or lost after receipt.

“Maintenance Window” means *.

“Malicious Code” means any (i) program routine, device or other feature or hidden file, including any time bomb, virus, software lock, trojan horse, drop dead device, worm, malicious logic or trap door that may delete, disable, deactivate, interfere with or otherwise harm the software or any of Expedia’s hardware, software, data or other programs, and (ii) hardware limiting, software limiting or services limiting function (including any key, node lock, time out or other similar functions), whether implemented by electronic or other means.

“MCO” means Miscellaneous Charge Order, a type of Coupon used to evidence a travel transaction that is not specific to a particular flight (e.g., a credit from a cancellation redeemable for a future purchase, fees paid for unaccompanied minors or pets, etc.).

“NDA” has the meaning set forth in Section 13.1.

“Non-solicitation Term” has the meaning set forth in Section 5.5.

* Confidential Treatment Requested

“OSI” means Other Services Information, a field in the PNR used for communication between a Carrier and Expedia for agreed-upon data (e.g., Expedia may include Ticket number in the OSI field, Carrier may include itinerary changes made directly with the Carrier in the OSI field).

“Parties” means Expedia and TRX, collectively.

“Party” means either Expedia or TRX, as the case may be.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

“Personal Information” has the meaning set forth in Section 13.2.

“PNR” means Passenger Name Record, an electronic record maintained by a GDS that includes customer, itinerary and payment data for a specific travel transaction.

“Point of Sale” means a website and associated contact center distribution channels of Expedia or one of Expedia’s Affiliates for a particular market. For example, Expedia.com (United States), Expedia.co.uk (United Kingdom), Expedia.de (Germany) and Expedia.nl (Netherlands) are all Points of Sale of Expedia, Inc.

“Pre-Existing Works” has the meaning set forth in Section 15.1.

“Primary Service Location” has the meaning set forth in Section 3.7.

“Privacy Laws” has the meaning set forth in Section 13.2.

“PTA” means Prepaid Travel Advice, a type of Coupon use to evidence a travel transaction where electronic Ticketing is not available and the Passenger Coupon portion will not be provided to the passenger (e.g., Customer books shortly before travel date and electronic Tickets are not available, corporate customer books travel on behalf of interview candidates, etc.).

“Publicly Available Software” means any software that requires as a condition of use, modification and/or distribution of such software that such software or other software incorporated into, derived from or distributed with such software be (i) disclosed or distributed in source code form, (ii) license for the purpose of making derivative works, or (iii) redistributable at no charge.

“Queue” means a virtual location or process within a GDS or TRX where a PNR or related information resides pending the completion of a specific operation.

“Record Retention Period” has the meaning set forth in Section 8.4.

“Renewal Term” has the meaning set forth in Section 2.2.

“Service Fees” means the fees and any other amounts payable by Expedia to TRX pursuant to this Agreement.

“Service Level Credit ” has the meaning set forth in Section 4.2.

“Service Level Incentives” has the meaning set forth in Section 4.2.

“Service Levels” has the meaning set forth in Section 4.1.

“Service Locations” has the meaning set forth in Section 3.7.

“Service Recovery Costs” means costs to Expedia incurred for customer service “goodwill” purposes, including, but not limited to, any goodwill coupons issued to customers which will not exceed the Service Recovery Coupon Limits described in Exhibit D.

“Service Request” has the meaning set forth in Section 3.4.

“Services” means the services described in this Agreement and the Statements of Work along with any incidental services or responsibilities that are reasonable and customary in the industry and not specifically described in this Agreement, but which are required for the performance and delivery of the services identified herein.

“Severity Level 1 Error” means an emergency condition which makes the use or continued use of any one or more material functions of a TRX Work, Developed Work, or Licensed Software impossible and for which an immediate solution that is not already available to Expedia.

“Severity Level 2 Error” means any condition (other than any Severity Level 1 Error) which severely impairs the use or continued use of any one or more material functions of a TRX Work, Developed Work or Licensed Software and which Expedia cannot reasonably circumvent or avoid on a temporary basis without the expenditure of significant time or effort, and without experiencing other material adverse impact (e.g., financial, productivity, etc.).

“Severity Level 3 Error” means any condition (other than any Severity Level 1 Error or Severity Level 2 Error) which impairs the use or continued use of any one or more material functions of a TRX Work, Developed Work or Licensed Software and which Expedia cannot reasonably circumvent or avoid on a temporary basis without the expenditure of significant time or effort, and without experiencing other adverse impact (e.g., financial, productivity, etc.).

“Severity Level 4 Error” means any limited problem condition (other than any Severity Level 1 Error, Severity Level 2 Error or Severity Level 3 Error) which is not critical to the continued use of a TRX Work, Developed Work or Licensed Software or which Expedia can reasonably circumvent or avoid on a temporary basis without the expenditure of significant time or effort, and without experiencing other adverse impact (e.g., financial, productivity, etc.).

“SID” means Subscriber ID, an identification number that identifies the party or division of a party’s business interacting with a GDS.

“SLA Default” has the meaning set forth in Section 11.3.

“SSR” means Special Services Request, a field in the PNR used for communication between a Carrier and Expedia for agreed-upon data that is typically related to passenger requests for a travel transaction (e.g., special meals, medical assistance, etc.).

“Statement of Work” has the meaning set forth in Section 3.1.

“Support Request” has the meaning set forth in Section 3.4.

“Technology Roadmap” means a written document labeled as the “Technology Roadmap” furnished from time to time by TRX to Expedia that includes the following information: (a) a brief description of any significant development work planned by TRX in the coming * period, (b) the Services impacted by such development project, (c) a listing of TRX, Third Party and/or Expedia systems impacted by each such development project, (d) a description of the functionality that each such development project is intended to modify, remove, replace, improve and/or add, and (e) the anticipated targeted calendar quarter and year in which TRX estimates the delivery date and production go-live date of each such development project will occur. For avoidance of doubt, the Technology Roadmap is intended to be a good-faith estimate and target guidance for TRX’s development projects, not a guarantee that such projects will be completed in the timeframe indicated.

* Confidential Treatment Requested

“Term” has the meaning set forth in Section 2.2.

“Transition Assistance Period” has the meaning set forth in Section 12.1.

“Transition Assistance Services” means (i) the Services (and any replacements thereof or substitutions therefore), to the extent Expedia requests such Services during the Transition Assistance Period, (ii) TRX’s cooperation with Expedia or designee designated by Expedia in the transfer of the Services to Expedia or such designee in order to facilitate the transfer of the Services to Expedia or such designee, and (iii) any services requested by Expedia in order to facilitate the transfer of the Services to Expedia or designee designated by Expedia.

“Third Party” means any Person other than TRX or Expedia.

“Ticket” means each ARC/BSP-accountable sales transaction processed through an Expedia ARC/BSP number (e.g. air tickets, miscellaneous charge orders, tour orders, etc.) using a GDS.

“Ticketless Transaction” means a travel data record housed within the GDS in which (a) payment information is communicated via OSI messaging from the data record directly to the carrier, (b) no ARC/BSP accountable document is generated, and (c) such transaction is not included in the ARC/BSP report.

“TRX” has the meaning set forth in the preamble of this Agreement.

“TRX Account Manager” has the meaning set forth in Section 6.2.

“TRX Contractors” means agents, consultants, subcontractors and other representatives of TRX other than TRX employees.

*

“TRX Personnel” means TRX Contractors and employees of TRX.

“TRX Works” means the Licensed Software and all (a) Works owned by TRX as of the Effective Date of the Agreement, (b) Works made, conceived and reduced to practice after the Effective Date of this Agreement by TRX or its Affiliates independently outside the scope of this Agreement; (c) Derivative Works of TRX Works that were developed by TRX in performance of its obligations hereunder; (d) Pre-Existing Works owned by TRX (as set forth in Exhibit K); or (e) otherwise specified in writing in this Agreement, a signed Statement of Work, Change Order or other Statement of Work between the Parties as being TRX Works, and in each case, all Intellectual Property Rights therein and thereto.

*

“VAT” means the tax imposed by the Sixth Council Directive of the European Community and any national legislation implementing that directive together with legislation supplemental thereto, or any similar sales or turnover tax, in any jurisdiction.

“Workflow Manager” means a TRX application used to manage the assignment of Service tasks to Queues.

“Works” means all inventions (whether patentable or not), specifications, design documents and analyses, processes, methodologies, programs, program listings, programming tools, user manuals, documentation, reports, drawings, databases, machine readable text and files, discoveries, literary works and other works of authorship (including software), designations, designs, technology, know-how, ideas and information.

* Confidential Treatment Requested

EXHIBIT B

Common Services

B.1 Common Services. TRX will provide the Services set forth in the table below (collectively, the “Common Services”) to Expedia and/or any Expedia Affiliate who executes a Statement of Work under this Agreement.

B.2 Point of Sale Specific Services. TRX will provide Services that are unique to specific Expedia Point(s) of Sale set forth in a Statement of Work (“Point of Sale Specific Services”).

B.3 Pricing for Common Services. TRX will provide the Common Services and Point of Sale Specific Services to Expedia and Expedia Affiliates at the pricing set forth in the attached Appendix 1, or as may otherwise be specified in a Statement of Work.

B.4 Hours of Operation. TRX will provide the Common Services and Point of Sale Specific Services to Expedia and Expedia Affiliates during hours of operation as set forth in the attached Appendix 3, or as may otherwise be specified in a Statement of Work.

B.5 *.

B.6 Minimum Service Levels. In performing the Common Services and Point of Sale Specific Services, TRX will meet or exceed the minimum service level standards set forth in Appendix 2, or as may otherwise be specified in a Statement of Work (the “Service Levels”). On an * basis, TRX and Expedia will review applicable Service Level standards to determine whether any adjustments are required as a result of continuous improvement, Expedia policy changes, or industry changes. For avoidance of doubt, any noncompliance with the minimum Service Levels that is predominantly caused (i.e., more than 50% caused) by parties other than TRX and TRX Contractors (e.g., Expedia, a GDS, Expedia suppliers, etc.) will not be deemed to be a failure by TRX for purposes of Section B.7 and Section B.8 below.

B.7 Failure to Meet Minimum Service Levels. Unless specified otherwise in a Statement of Work, in the event that TRX fails to meet the minimum Service Level(s) for a particular Service for a Point of Sale as defined in Appendix 2 or an applicable Statement of Work in a given month, the following will apply:

(a)	TRX will promptly undertake remedial measures to cure such identified non-compliance;

(b)	*

(c)	*

(d)	If TRX determines that it has been or is likely to be out of compliance with the applicable Service Level(s) for a particular month due to extraordinary circumstances or factors reasonably beyond

* Confidential Treatment Requested

TRX’s control (e.g. industry events, actions by Expedia, its Affiliates or Providers, changes introduced by GDS’s, etc.), it may request that Expedia consider granting a waiver of applicable consequences as set forth in this Section B.7. Expedia will confer with TRX and consider all such requests in good faith.

B.8 System Failure. In addition to the remedies specified above for failure to meet minimum Service Levels, if TRX fails to meet the “System Failure Service Level” threshold for any Service as set forth in Appendix 2 or an applicable Statement of Work, Expedia may *, provided that TRX has not demonstrated to Expedia’s reasonable satisfaction that it has adequately remedied the underlying condition causing TRX’s failure to meet the System Failure Service Level.

B.9 Disagreements Regarding Service Levels. If TRX reasonably disagrees with Expedia’s assertion that a Service Level has not been met, or TRX reasonably believes that a party other than TRX or a TRX Contractor was predominantly responsible for TRX’s failure to meet a Service Level, then (a) the Parties will attempt to resolve such disagreements pursuant to the dispute resolution procedure set forth in Section 21.1 of the Agreement, and (b) if, after following the dispute resolution procedure set forth in Section 21.1 of the Agreement, the Parties are still unable to agree, *.

B.10 Performance Targets. TRX will work in good faith to achieve the performance targets set forth below or in a Statement of Work (each, a “Performance Target”) with respect to the Services it performs on behalf of Expedia, Expedia Affiliates and Expedia Points of Sale. For avoidance of doubt, such Performance Targets are intended only to be target guidance for what constitutes expected performance of the Services, but are not a guarantee that such Services will be completed according to the standard indicated.

B.11 Table of Common Services.

		Service Description	Performance Target	TRX Error and Omission Compensation
Commission Processing	Commission Loading	*	*	*

* Confidential Treatment Requested

File Finishing	Pre-Ticketing	*	*	*

Commission Calculation

Ticketing	Auto-Ticketing

Post-Ticketing

* Confidential Treatment Requested

Automated Exchange Ticket Processing	*	*	*

Manual Exchange Ticket Processing	*	*	*

Ticket Reject Processing	*	*	*

* Confidential Treatment Requested

Ticket Printing	*	*	*

Prepaid Tickets	*	*	*

Lost Ticket Applications	*	*	*

* Confidential Treatment Requested

	No E-Mail	*	*	*

Distribution	Shipping	*	*	*

	Inbound Mail Processing	*	*	*

Schedule Changes	Charter Schedule Changes	*	*	*

* Confidential Treatment Requested

	Voids	*	*	*

Post-Purchase Transaction Processing	ARC/BSP Refunds	*	*	*

	Exception Refunds	*	*	*

* Confidential Treatment Requested

	Debit Memos	*	*	*

	ARC/BSP Processing	*	*	*

Settlement and Hosting	ARC/BSP Compliance	*	*	*

	ARC/BSP Administration	*	*	*

* Confidential Treatment Requested

Technology Tools	Software Deployed to Expedia or other Expedia Vendors	*	*	*

* Confidential Treatment Requested

Software Used Internally by TRX	*	*	*

* Confidential Treatment Requested

Reporting	Exception and Activity Reports	*	*	*

	Escalation and Notification	*	*	*

* Confidential Treatment Requested

E-Mail Notification	E-Mail Notification	*	*	*

Ticketless Transactions	Ticketless Transactions	*	*	*

* Confidential Treatment Requested

APPENDIX 1 to EXHIBIT B

Pricing for Common Services

1. Unbundled Service Fees. During the Term of this Agreement, unless otherwise specified in a Statement of Work, the pricing set forth below (subject to Sections 2-7 below) will apply to all Common Services TRX performs on behalf of Expedia Points of Sale:

Pricing - Common Services
	Per	Expedia.com	Expedia.ca	Expedia.co.uk	Expedia.de	Expedia.nl	ECT US	ECT.ca
Base Processing
CORREX	*	*	*	*	*	*	*	*
CORREX Ticketless Transaction	*	*	*	*	*	*	*	*
CORREX Consolidator Transaction	*	*	*	*	*	*	*	*
Commission Processing	*	*	*	*	*	*	*	*
Settlement	*	*	*	*	*	*	*	*
Reporting	*	*	*	*	*	*	*	*
Document Distribution
Outbound Tkt	*	*	*	*	*	*	*	*
Return Ticket	*	*	*	*	*	*	*	*
No email	*	*	*	*	*	*	*	*
Exceptions
Automated
Exchange Automated	*	*	*	*	*	*	*	*
ARC / BSP Refunds-Automated	*	*	*	*	*	*	*	*
Voids Automated	*	*	*	*	*	*	*	*
Charter Schedule Change-Automated	*	*	*	*	*	*	*	*
Manual * Rates
Base Rejects	*	*	*	*	*	*	*	*
Base Reject-Net Fare Rebuild	*	*	*	*	*	*	*	*
Manual Exchange Ticket	*	*	*	*	*	*	*	*
Automated Exchange Reject	*	*	*	*	*	*	*	*
ARC / BSP Refunds-Reject	*	*	*	*	*	*	*	*
Exception Refunds	*	*	*	*	*	*	*	*
Voids Rejects	*	*	*	*	*	*	*	*
LTAs (TOD)	*	*	*	*	*	*	*	*
Prepaid (PTA)	*	*	*	*	*	*	*	*
Debit Memos	*	*	*	*	*	*	*	*
Charter / No-E-mail Schedule Change	*	*	*	*	*	*	*	*
Manual * Rates
Base Rejects	*	*	*	*	*	*	*	*
Base Reject-Net Fare Rebuild	*	*	*	*	*	*	*	*
Manual Exchange Ticket	*	*	*	*	*	*	*	*
Automated Exchange Reject	*	*	*	*	*	*	*	*
ARC / BSP Refunds-Reject	*	*	*	*	*	*	*	*
Exception Refunds	*	*	*	*	*	*	*	*
Voids Rejects	*	*	*	*	*	*	*	*
LTAs (TOD)	*	*	*	*	*	*	*	*
Prepaid (PTA)	*	*	*	*	*	*	*	*
Debit Memos	*	*	*	*	*	*	*	*

2. Billing Methodology for Rejects. For avoidance of doubt, reject rates apply only to failed automated processing. In such cases, Expedia will pay TRX for the normal automated processing rate as well as the corresponding reject rate.

* Confidential Treatment Requested

APPENDIX 1 (continued)

3. Additional Terms.

*

(e) Pricing will be invoiced and paid in monthly installments in accordance with Article 7 of the Agreement.

(f) For the purposes of a maximum billable time for debit memo processing, the transactions processed per hour will be equal to or greater than * for the *. For * the transactions processed per hour will be equal to greater than *.

(g) The pricing set forth in this Agreement is effective *.

4. TRX Commitments.

*

* Confidential Treatment Requested

APPENDIX 1 (continued)

5. *

6. *

7. *

* Confidential Treatment Requested

APPENDIX 1 (continued)

8. Rates for Other Services. Unless otherwise agreed in a Statement of Work, the following rates will apply to miscellaneous hourly Services performed by TRX on behalf of Expedia under a Statement of Work pursuant to this Agreement:

SOW - per Hour Rate Card
		US / Europe	*
Operations
1	Any agent work	*	*
2	CORREX Service Bureau, DATATRAX operations	*	*
3	Training	*	*
4	SELEX and GDS scripters	*	*
Project Management
1	Project Management	*	*
2	MIS & Process Reengineering	*	*
IT
1	IT Services (Server, Prod support, and DBA)	*	*
2	GDS, Telecom, Network Operations, Desktop Support	*	*
Development & Solutions Management
1	Development	*	*
2	Quality Assurance	*	*
3	Solutions management	*
Administrative
1	Administration / Legal	*

On an annual basis beginning no sooner than twelve (12) months after January 1, 2007, the above hourly rates will increase * respectively, for inflation.

* Confidential Treatment Requested

APPENDIX 1 (continued)

9. Fees for Paper Ticket Inserts. During the Term of this Agreement, unless otherwise specified in a Statement of Work, the pricing set forth below will apply to all paper ticket inserts performed by TRX on behalf of Expedia Points of Sale:

Pricing for Paper Ticket inserts

	Quantity	TRX fee per insert/ jacket/package (as defined by promo)
A) Ticket Jacket Inserts	*	$	*
(pricing based on single promotion)	*	$	*
	*	$	*
	*	$	*
B) Ticket Jacket Inserts	*	$	*
(pricing based on concurrent ticket jacket promotion, assuming first promo is priced based on “A” tier above, and any additional ticket jacket promos priced at tier “B”)	*	$	*
	*	$	*
	*	$	*
C) *Envelope Inserts		$	*
(pricing based on single promotion)	*	$	*
	*	$	*
	*	$	*
D) * Envelope Inserts	*
(pricing based on concurrent envelope insert promotion, assuming first promo is priced based on tier “C” above, and any additional envelope insert promos priced at tier “D”)	*	$	*
	*	$	*
	*	$	*
	*	$	*
E) Catalog Inserts	*	$	*
(pricing based on single promotion)	*	$	*
	*	$	*
	*	$	*
	*	$	*
F) Catalog Inserts	*	$	*
(pricing based on concurrent catalog insert promotion, assuming first promo is priced based on tier “E” above, and any additional catalog insert promos priced at tier “F”)	*	$	*
	*	$	*
	*	$	*
	*	$	*

Terms and Conditions

Payment terms for paper ticket inserts will be prepaid by Expedia promotion. For example, if there is a single promotion that involves * inserts. TRX will bill Expedia * or * upon TRX’s receipt of the promotional inserts.

* Confidential Treatment Requested

APPENDIX 2 to EXHIBIT B

(Service Level Matrix)

Name	Service(s)	Minimum Service Level	Termination Trigger	System Failure Service Level
Commission Throughput	Commission Loading	*	*	*

Commission Accuracy	Commission Loading

Commission Calculation

Automation Throughput	Pre-Ticketing
Auto-Ticketing
Post-Ticketing
Automated Exchanges
Ticket Printing
Email Notification
Non-Urgent Queue Work	Manual Exchange Processing
Ticket Reject Processing
Prepaid Tickets
Lost Ticket Applications
Voids
ARC Refunds
Urgent Queue Work	Manual Exchange Processing
Ticket Reject Processing
Prepaid Tickets
Lost Ticket Applications
Voids
ARC Refunds

Shipping – Timeline Requirements	No-Email

Shipping
In-Bound Mail Processing

Exception Refunds	Exception Refunds

Debit Memo Throughput	Debit Memos

* Confidential Treatment Requested

APPENDIX 3 to EXHIBIT B

(Hours of Operation)

HOURS OF OPERATION	Expedia.com	Expedia.ca	ECT	ECT.ca	Expedia.uk	Expedia.de	Expedia.it	Expedia.nl	Hotwire
Document Processing Department (Dispatch)	*	*	*	*	*	*	*	*	*

Research & Reconciliation Department (Refund research, debit memos, lost tickets, etc)

Ticketing Department

Settlement Processing Department (ARC/BSP)

Schedule Change Department

CORREX

Reporting Department (MIS)

NOC (applications/system monitoring)

Non-Urgent / Urgent End of Day Cutoff (local time)

* Confidential Treatment Requested

EXHIBIT C

Change Order Process

Process Step	Resp	SLA – Large Projects (* Hours of work)	SLA – Small Projects (between * Hours)	Initiatives (* hours)	“*” initiatives * Partner Set-up, Minor CORREX routine set-ups, Minor GDS script changes)
Expedia Submits Service Request to TRX	Expedia requestor

TRX PMO reviews the request in established weekly meetings to review scope, sets up time tracking, status reporting and documentation management processes for the request. Based on meeting review, TRX assigns an owner to the request.

Large projects are assigned to the TRX PMO, minor changes are either routed to Development (e.g., simple script changes) or Operations (e.g., process changes) based on request.

	TRX PMO	*	*	*	*

TRX owner requests meeting with Expedia requestor to review request	TRX request owner

TRX & Expedia requestor review request, TRX gathers data required to complete Service Request Clarifications. (repeat meetings as required until all clarifications are documented)	TRX request owner

TRX completes Service Request Clarifications document and shares results with Expedia requestor	TRX request owner

Expedia requestor signs off on the completed Service Request Clarifications and agrees to a timeline for delivery of an Estimate with TRX	Expedia requestor

TRX completes the estimate and reviews estimate with Expedia. Complete Preliminary estimate if necessary	TRX request owner

Expedia approves estimate and TRX commences work	Expedia

Elapsed Time Target

Change Request Process Overview information. Change requests will only be generated AFTER the Change Order Estimate document has been signed off.

* Confidential Treatment Requested

Process Step	Resp	SLA – Large Projects (* Hours of work)	SLA – Small Projects (between * Hours)	Initiatives (* hours)	“*” initiatives (* Partner Set-up, Minor CORREX routine set-ups, Minor GDS script changes)
CHANGE REQUESTS: Any change to scope or timeline outlined in the approved estimate will result in generation of a Change Request that will be submitted to the request owner for consideration	Expedia Or TRX	*	*	*	*

CHANGE REQUESTS: TRX request owner logs the request and reviews the Change Request with the Expedia requestor to receive approval to proceed with quantifying the impact of the change. TRX request owner identifies impact of researching the request

TRX request owner
CHANGE REQUESTS: TRX request owner reviews request with project team to obtain level of effort associated with the change	TRX request owner
CHANGE REQUESTS: TRX request owner reviews level of effort with Expedia requestor to obtain approval/denial	TRX request owner
CHANGE REQUESTS: TRX request owner updates the Project Charter and estimate	TRX request owner
CHANGE REQUESTS: Expedia requestor signs off on the Change Request and estimate	Expedia

* Confidential Treatment Requested

EXHIBIT D

Service Recovery Coupon Limits

Itinerary Value	Coupon Value	Available to
*	*	*6

* Confidential Treatment Requested

EXHIBIT E

Reporting

Existing reports have been created and are available to support Expedia. Of the * that Expedia has access to, * of have been customized specifically for Expedia. All other reports are generic reports that run for Expedia data. Reports containing a dash and then client name are generic ones that had to be duplicated and modified to meet specific client reporting needs. The following is a tree of each report based on its location on the reporting site. Each group contains a count of the reports within. Each report shows its data source. The reports below support the following points of sale: Expedia.com, Expedia Corporate Travel (US and CA), Expedia.ca, Expedia.uk. Expedia.de.

Applications (* total reports)

A.	*

B.	*

C.	*

D.	*

E.	*

F.	*

* Confidential Treatment Requested

3.	*

4.	*

5.	*

6.	*

7.	*

8.	*

9.	*

10.	*

11.	*

12.	*

13.	*

14.	*

* Confidential Treatment Requested

*

* Confidential Treatment Requested

*

* Confidential Treatment Requested

*

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EXHIBIT F

TRX Personnel Screening Procedures

US CANDIDATE PRESCREEN PROCEDURES

*

UK SCREENING PROCESS

*

* Confidential Treatment Requested

BERLIN SCREENING PROCESS

*

* Confidential Treatment Requested

EXHIBIT G

Technical Specifications

1. Standards Adherence. All equipment and software provided in the United States by TRX will adhere to generally accepted industry standards and certifications, including ANSI, UL and FCC. All software communications protocols and messaging used by TRX for the Services will be based upon generally-accepted communications standards, rather than proprietary methods.

2. High Availability.

2.1 All systems will be operational and available during the Hours of Operation for the specific Point of Sale. Downtime for maintenance will be scheduled during low transaction volume periods, such as nights and weekends, and should not exceed * a week, from Sunday to Saturday, unless otherwise reasonably requested by TRX in advance. Downtime will be scheduled at least * in advance, must be approved by Expedia, and must not affect Service Levels. Exceptions for emergency maintenance will be reviewed and approved by Expedia on a case-by-case basis. TRX will notify Expedia as promptly as possible if it need to conduct emergency maintenance.

2.2 All TRX-supplied essential systems will provide a high level of fault tolerance and redundancy.

2.3 By no later than end of *TRX will supply an automated system for monitoring and reporting the availability of all *. A standard industry approach is to use *. The automated system should generate reports that measure the availability of all systems that are in scope. TRX will supply formulas for statistics reported so that Expedia may periodically audit the statistics. The system will accurately supply reports and real-time displays of the status of all systems to the personnel located at defined Expedia business unit location(s), the *. The system will have customizable and accurate reporting capability, so that Expedia may request specific custom reports that can be developed and provided in a short timeframe.

2.4 In the event of a TRX-supplied application failure*

2.5 TRX will supply a regular back-up schedule for all production data. Each back-up media must be copied and archived on-site and off-site.

2.6 TRX will maintain on-site spares of critical parts (disk drives, CPUs, etc.) for key systems.

3. Business Continuity. In the event TRX’s facility is incapacitated for any reason, TRX will provide oral notice within * and written notice within * to Expedia.

3.1 Where TRX is deemed responsible for a disaster up to * (other than Force Majeure), the following minimum requirements must be met by TRX:

*

* Confidential Treatment Requested

*

3.2 Where TRX is deemed responsible for a disaster of more than * (other than Force Majeure), the following minimum requirements must be met by TRX:

*

4. Maintenance and Support.

4.1 In the event of a technical problem that requires TRX’s assistance to resolve, TRX will assist in troubleshooting all problems to the point of isolating the problem to either TRX supplied software and/or hardware or software and/or hardware supplied by Expedia.

4.2 In the event of a technical problem that requires Expedia’s assistance to resolve, Expedia will assist in troubleshooting all problems to the point of isolating the problem.

4.3 TRX will cooperate fully with Expedia to resolve problems as quickly and efficiently as possible. In the event that the cause of a problem cannot be readily determined, TRX will continue to troubleshoot the problem until the cause is isolated.

4.4 TRX will be responsible for resolving technology problems that are isolated to TRX’s hardware and/or software and/or network.

4.5 The minimum Service Level requirements will be maintained while system problems are being identified and resolved. Any waiver of the minimum Service Level requirements will be in Expedia’s sole discretion and will not constitute a waiver generally. Notwithstanding the foregoing, to the extent that system problems are due to systems, hardware, or software maintained and administered by Expedia or an unaffiliated third party, and over which TRX has no control, TRX shall not be held to the minimum Service Level requirements.

4.6 TRX will supply its own support structure for all systems provided by TRX equipped with a sophisticated problem reporting system. The support services will include the ability to track and report on problems and automatically escalate problems to appropriate support and management personnel.

4.7 Support will be provided during all Hours of Operation for the specific Point of Sale.

4.8 Upgrades and installations of new technology shall be performed in a maintenance windows and will not affect service outside of such maintenance window. TRX, in its reasonable discretion, will determine the cycle on which it will upgrade to new releases of software and hardware. Upgrades should not be postponed longer than * from the time of general availability, unless otherwise agreed to by the Parties. *

* Confidential Treatment Requested

5. Changes and Enhancements.

5.1 TRX will provide periodic changes and enhancements to its automated systems to meet the business requirements of Expedia as agreed upon pursuant to the Change Order Process.

5.2 TRX will use industry-standard development processes, and provide standard scheduling and planning metrics. TRX will follow development processes and standards that ensure high levels of quality.

5.3 TRX will provide complete and up-to-date training, process flows, and configuration documentation for all TRX-maintained applications used by Expedia employees and other third parties that use TRX applications to support Expedia business. In the case of emergency change and enhancements such documentation will be provided as agreed to in the Change Order Process.

5.4 TRX has provided Expedia with a disaster recovery plan for the Service Locations under its direction. As such plans are updated, TRX will provide Expedia with an updated plan within * business days. Expedia may, at any time, make reasonable suggestions for improvements to the disaster recovery plan. TRX will use reasonable efforts to incorporate such suggestions for improvement within *.

6. Data Network Services.

*

* Confidential Treatment Requested

*

7. Service Locations. Without limiting the requirements set forth elsewhere in the Agreement, the Service Locations will conform to the following requirements:

7.1 Facilities.

Earthquake- and fire-resistant under most conceivable circumstances. This includes facility preparation associated with other natural disasters.

7.2 Security.

*

* Confidential Treatment Requested

*

7.3 AC Power Systems.

*

7.4 Power Generator.

*

7.5 Environmental Control.

*

7.6 Fire Protection.

*

*

* Confidential Treatment Requested

*

7.7 Monitoring.

*

7.8 Acquisition and Installation of Equipment. TRX will be responsible for the acquisition, installation, and configuration of any and all systems required in support of the Service Locations.

* Confidential Treatment Requested

EXHIBIT H

Pricing Adjustment Mechanism

Any changes made that affect TRX processes, technology, labor or facilities will be driven by a Change Order Request from Expedia.

•	Expedia will indicate in the Change Order Request *

•

TRX will respond with a Change Order Estimate that includes the cost of work to be performed and proposed impact on pricing, or will seek clarification from Expedia regarding the scope of the services requested, definition of deliverables or other assumptions or requirements.

•

If Expedia accepts the Change Order Estimate, or the Parties are otherwise able to agree upon terms for a change and the associated pricing changes, TRX and Expedia will document their agreement in a written Statement of Work signed by authorized representatives of both Parties. Unless otherwise specified in a Statement of Work, the following terms will apply:

*

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EXHIBIT I

Approved Subcontractors

*

* Confidential Treatment Requested

EXHIBIT J

Non-Disclosure Agreement

EXPEDIA, INC.

NON-DISCLOSURE AGREEMENT

(STANDARD RECIPROCAL)

This Non-Disclosure Agreement (the “Agreement”) is made and entered into as of the later of the two signature dates below by and between Expedia, Inc., a Washington corporation (“Expedia”), and TRX INC., a Georgia Corporation (“Company”). Expedia and Company agree as follows:

*

* Confidential Treatment Requested

*

02/07/01	Confidential

* Confidential Treatment Requested

*

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

COMPANY: TRX, INC		EXPEDIA, INC.
Address:	Lowest Druid Hills Drive Atlanta, GA 30329	13810 SE Eastgate Way, Suite 400 Bellevue, WA 98005

By:	/s/ Norwood H. Davis	By:	/s/ Michael K. Day
Name:	Norwood H. Davis	Name:	Michael K. Day
Title:	President & CEO	Title:	VP, Operations
Date:	3/21/01	Date:	3.21.01

* Confidential Treatment Requested

EXHIBIT K

Pre-Existing Works

TRX hereby grants to Expedia and Expedia’s Affiliates a non-exclusive, worldwide, perpetual, royalty-free right and license to use, reproduce, modify, display, distribute, create derivative works of and otherwise exploit the Pre-Existing Works listed below for Expedia and its Affiliates’ internal use, and to sublicense the foregoing rights to Third Parties (including, but not limited to, Expedia Contractors) who are performing services on behalf of Expedia or Expedia’s Affiliates; provided, that neither Expedia nor Expedia Contractors shall have any right to commercialize or otherwise license or convey a right in the Pre-Existing Works listed below to any other Third Parties.

The Pre-Existing Works subject to the foregoing license grant include:

*

For the avoidance of doubt, all other Pre-Existing Works not listed above are deemed to be TRX Works for the purposes of this Agreement.

* Confidential Treatment Requested

EXHIBIT L

Pre-approved Uses of Expedia Name

•	TRX.com

•	Our Clients page (with client logos)

•	FAQ page (client listing)

•	TRX milestones page (link to press release regarding contract renewal with Expedia to be created as per Section 22.10)

•	TRX media center (press release regarding contract renewal with Expedia to be creates as per Section 22.10)

•	TRX overview presentation (client slide with client logos)

•	Client walls in each TRX location (one plaque for each client, each plaque uses the client logo)

•	TRX fact sheet (client listing)

•	TRX Annual Report (client listing) and various SEC filings, including registration statement

•	TRX overview CD Rom (scrolling client logo list for <:05 seconds)